Exhibit 2.2
SHARE PURCHASE AGREEMENT
SHARE PURCHASE AGREEMENT dated as of December 16, 2006.
          BETWEEN:
4363213 CANADA INC.,
a corporation existing under the laws of Canada,
(hereinafter referred to as the “Purchaser”)
- and -
BCE INC.,
a corporation existing under the laws of Canada,
(hereinafter referred to as the “Seller”)
- and -
TELESAT CANADA,
a corporation continued under the laws of Canada,
(hereinafter referred to as the “Corporation”)
          WHEREAS the Seller indirectly owns all of the issued and outstanding Common Shares and, following the completion of the transactions set forth in the Reorganization Plan, will own all of the issued and outstanding Common Shares (the “Purchased Shares”) in the share capital of the Corporation;
          WHEREAS pursuant to the Reorganization Plan (as hereinafter defined), the Corporation will issue the Safe Income Notes (as hereinafter defined) to the Seller; and
          WHEREAS the Purchaser desires to acquire and the Seller desires to sell to the Purchaser at Closing the Purchased Shares and the Safe Income Notes upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.
DEFINITIONS AND INTERPRETATION
     1.1. Definitions.
          For the purpose of this Agreement, unless the context otherwise requires, capitalized terms shall have the respective meanings set out in the recitals or below and grammatical variations of such terms shall have corresponding meanings:
“Actions” is defined in subsection 3.1(m);
“Actual Satellite Operational Capability” means, for any Specified Corporation Satellite, as measured on a date after the relevant occurrence or series of occurrences, the product of (a) the number of Operating Transponders on such Satellite, and (b) the sum of (i) the number of remaining 30-day periods from such date until the end of the expected life of a Specified Corporation Satellite and (ii) the number of 30-day periods which have lapsed from the time of determination of the Stated Satellite Operational Capability to such date;
“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act with respect to the transactions contemplated by this Agreement;
“Affiliate” shall have the meaning ascribed to it in the CBCA;
“Agreement” means, collectively, this Agreement including all exhibits attached to, and instruments supplementing or amending or confirming, this Agreement;
“Alouette ” means Alouette Telecommunications Inc.;
“Antitrust Laws” is defined in subsection 4.5(a);
“Applicable Limitation Date” is defined in Section 7.1;
“Audited Financial Statements” means the consolidated balance sheets of the Corporation as at December 31, 2005 and December 31, 2004, and the consolidated statements of earnings, retained earnings and changes in financial position for the Corporation for the years ended December 31, 2005 and December 31, 2004, in each case including the notes thereto and the report of the independent auditors thereon;
“Authorization” is defined in subsection 4.3(f);
“Basket Amount” is defined in subsection 7.7(a);
“BCE Communications Contracts” is defined in the definition of “Material Contracts;”
“Benefit Plans” means all bonus, profit sharing, deferred or incentive compensation, stock compensation, stock purchase, stock option, retirement, pension, supplemental pension, savings,

benefit, hospitalization insurance, medical, dental, legal, disability, death benefit, insurance, termination, severance or similar plan, arrangement, agreement, trust, fund, policy or practice, formal or informal, written or oral, with respect to any current or former employees, directors or officers of the Corporation or any of its Subsidiaries, including the Pension Plans;
“Break Up Fee” means an amount equal to 2% of the Purchase Price;
“Business Day” means any day of the year other than: (a) Saturday or Sunday, and (b) any other day on which banks located in any of Montréal, Québec or Toronto, Ontario generally are closed for business;
“Cap” is defined in subsection 7.7(a);
“CBCA” means the Canada Business Corporations Act as amended from time to time;
“Claim” is defined in Section 7.4;
“Closing” is defined in Section 2.2;
“Closing Date” is defined in Section 2.2;
“Closing Time” means 10:00 a.m., Toronto time, on the Closing Date or such other time on such other date as the parties may agree as the time at which the Closing shall take place;
“Commissioner” means the Commissioner of Competition appointed under the Competition Act;
“Commitment Letters” is defined in subsection 3.2(g);
“Common Shares” means the Common Shares in the share capital of the Corporation;
“Competition Act” means the Competition Act (Canada), as the same may be amended from time to time and any successor legislation thereto, and includes the notifiable transaction regulations thereunder;
“Competition Act Approval” means:
(a)	the issuance of an Advance Ruling Certificate; or

(b)	the Purchaser and the Seller have given the notice required under Section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under Section 123 of the Competition Act has expired or been waived in accordance with the Competition Act; or

(c)	the obligation to give the requisite notice has been waived pursuant to subsection 113(c) of the Competition Act,

and, in the case of (b) or (c), the Purchaser has been advised in writing by the Commissioner or a person authorized by the Commissioner that such person is of the view, at that time, that grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the transactions contemplated by this Agreement (“no-action letter”), and the form of and any terms and conditions attached to any such advice are acceptable to the Purchaser and such advice has not been rescinded;
“Competition Tribunal” means the Competition Tribunal established under the Competition Tribunal Act (Canada);
“Contract” means any legally binding indenture, lease, sublease, licence, loan agreement, mortgage, note, joint venture agreement, outsourcing agreement, partnership agreement, restriction, trust, commitment, obligation or other legally binding contract, agreement or instrument, whether written or oral;
“Construction/Launch Contract” is defined in the definition of “Material Contracts;”
“Corporation” is defined in the recitals;
“Corporation Radio Licenses” is defined in subsection 3.1(i);
“Corporation Satellites” is defined in subsection 3.1(s)(i);
“Corporation Third Party Consents” means the consents, approvals, orders, authorizations, notifications and filings which may need to be obtained in connection with the execution, delivery and performance of this Agreement, or any of the other documents and agreements to be delivered hereunder, by the Corporation, as disclosed in writing by the Seller to the Purchaser on or prior to the date hereof excluding, for greater certainty, the Transaction Approvals;
“Current Shares” is defined in subsection 3.1(c);
“Divestiture Act” means the Telesat Canada Reorganization and Divestiture Act (Canada), as amended from time to time;
“Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment and natural resources or of human health and safety;
“FCC” means the United States Federal Communications Commission;
“FCC Applications” means the applications to the FCC in relation to the FCC Licences for approval of the change in control of the Corporation on the completion of the transactions set out herein, including any applications made pursuant to subsection 4.3(f) or, at the election of either party hereto exercised by written notice to the other party, through the grant of Special Temporary Authority;

“FCC Approval” means all approvals of the FCC of the FCC Applications shall have been received from the FCC or relevant FCC staff pursuant to delegated authority without the imposition of any condition or conditions that would reasonably be expected to have a Material Adverse Effect on the Purchaser or the Corporation after Closing;
“FCC Licences” means the authorizations, licences and declaratory and “Permitted List” rulings issued by the FCC to the Corporation or a Subsidiary thereof for the use of spectrum or the provision of service in the United States or between the United States and foreign points, as disclosed in writing by the Seller to the Purchaser on or prior to the date hereof;
“Financial Statements” means, collectively, the Audited Financial Statements and the Interim Financial Statements;
“Financing” is defined in subsection 3.2(g);
“GAAP” means Canadian generally accepted accounting principles;
“Governmental Antitrust Entity” is defined in subsection 4.5(a);
“Governmental Entity” means any nation or government, any state, regional, provincial, territorial, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government;
“Hazardous Substance” means (a) any material, substance or waste that requires removal, remediation or reporting under any Environmental Law, or is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or any other similar term) pursuant to any environmental law and (b) any petroleum product or by-product, petroleum-derived substances, asbestos, polychlorinated biphenyls, mold, or urea formaldehyde;
“Health Status Reports” is defined in subsection 3.1(s)(i);
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time and any successor legislation thereto;
“HSR Approval” means the expiration of all applicable waiting periods under the HSR Act, including any voluntarily agreed extensions, or earlier termination thereof, regarding the transactions contemplated by this Agreement;
“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time;
“Indemnified Person” is defined in Section 7.4;
“Indemnifying Person” is defined in Section 7.4;
“Industry Canada” means the Minister of Industry acting in accordance with the powers and discretion accorded to the Minister under the Radiocommunication Act and related regulations;

“Industry Canada Applications” means applications to Industry Canada, solely in respect of the Corporation Radio Licences issued to the Corporation under the Radiocommunication Act and related regulations for approval of the change in control of the Corporation on the completion of the transactions set out herein;
“Industry Canada Approval” means approval by Industry Canada of the Industry Canada Applications without conditions or limitations that have a Material Adverse Effect on the Corporation after Closing;
“Infosat” means Infosat Communications Inc., a corporation existing under the laws of Canada;
“Insurance Policies” is defined in subsection 3.1(x);
“Intellectual Property” means anything that is protected by any Intellectual Property Right;
“Intellectual Property Right” means any right that is or is capable of being granted or recognized under any Canadian or foreign Laws regarding patents, copyrights, neighbouring rights, moral rights, trade marks, trade names, service marks, industrial designs, trade secrets, know-how, slogans, computer programs, inventions, developments, software, software development tools, methodologies, processes, algorithms, discoveries, concepts, ideas, techniques, formulae, drawings, customer data, marketing plans, market studies, summaries, reports, mailing lists, plans, confidential information, mask work, integrated circuit topography and any other statutory provision or common or civil law principle regarding intellectual and industrial property, whether registered or unregistered, and including rights in any application for any of the foregoing;
“Intercompany Contract” means any Contract (including, for avoidance of doubt, cash management or other arrangements) between the Corporation or its Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Corporation and the Subsidiaries thereof), on the other hand;
“Interim Financial Statements” means the unaudited consolidated balance sheet of the Corporation as at September 30, 2006 and the unaudited consolidated statements of earnings, retained earnings and changes in financial position of the Corporation for the 9-month period ended September 30, 2006, including the notes thereto;
“ITU” is defined in subsection 3.1(s)(iii);
“Law” means any law (including civil and common law), statute, regulation, ordinance, rule, order, order-in-council, by-law, permit, judgment, consent, decree, settlement agreement or governmental requirement enacted, promulgated, issued, entered into, agreed or imposed by any Governmental Entity having jurisdiction;
“Leased Real Property” is defined in subsection 3.1(r)(i);
“Leased Satellites” is defined in subsection 3.1(s)(i);

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, to which the Corporation or any of its Subsidiaries is a party and (i) with respect to Leased Real Property, pursuant to which the Corporation or any of its Subsidiaries uses or occupies or has the right to use or occupy any Leased Real Property and (ii) with respect to Leased Satellites, pursuant to which the Corporation or any of its Subsidiaries uses or has the right to use any Leased Satellite;
“Lien” means any mortgage, lien, charge, restriction, pledge, security interest, hypothec, lease or sublease, claim, right of any third party, easement, encroachment, encumbrance or title retention agreement of any nature or kind;
“Loral” is defined in subsection 3.2(d);
“Loss” or “Losses” means, in respect of a matter, any and all liabilities, losses, costs, claims, damages, penalties and expenses, including reasonable out-of-pocket attorneys’ fees and disbursements actually incurred or sustained by the Indemnified Party, but specifically excluding any special, punitive, exemplary, indirect, incidental or consequential damages;
“Major Regulatory Approvals” means, collectively, Industry Canada Approval, Competition Act Approval, FCC Approval and HSR Approval;
“Major Stations” is defined in subsection 3.1(s)(iv);
“material”, when used with respect to either the Seller or the Corporation, means material to the Seller and its Subsidiaries or to the Corporation and its Subsidiaries in either case taken as a whole; and when used with respect to the Purchaser, means material to the Purchaser;
“Material Adverse Effect” means, with respect to any Person, one or more events, changes, effects or circumstances that is material and adverse to (a) the business, operations, assets, results of operation or financial condition of such Person and its Subsidiaries taken as a whole or (b) the ability of that Person to consummate the transactions contemplated by this Agreement, except to the extent (and only to the extent) that any such effect is attributable to (i) changes in prevailing interest rates, (ii) changes in general political, economic or financial conditions or regulatory environments affecting the industries in which such Person and its Subsidiaries operate, (iii) changes in rules or principles of accounting, (iv) changes affecting the telecommunication or satellite transmission industries generally, (v) a downturn in the Canadian or United States economy, (vi) increased competition, in any form, whether from a single competitor or from competitors generally, (vii) any loss or damage to any satellite leased or owned at any time by the Corporation or any of its Subsidiaries or (viii) the announcement or other public disclosure or the implementation or consummation of the transactions contemplated by this Agreement (except with respect to each of (ii), (iv), (v) and (vi) above, such exclusions shall only apply to such Person to the extent that such change, downturn or increase, as the case may be, does not have a disproportionate effect on such Person and its Subsidiaries as compared to Persons in the industry in which such Person and its Subsidiaries operate and which have comparable lines of business); provided however, when the Person referred to in this definition is the Corporation, then a Total Loss of two (2) or more Specified Corporation Satellites shall be deemed to constitute a Material Adverse Effect notwithstanding (vii) above;
“Material Contracts” means:
(a)	any indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and Contracts relating to or evidencing indebtedness for borrowed money of the Corporation or any of its Subsidiaries in excess of $10,000,000;

(b)	any non-competition agreement or any other agreement or obligation which limits or purports to limit in any material respect the manner in which, or the localities in which, the business of the Corporation or any of its Subsidiaries may be conducted;

(c)	any partnership agreement, limited liability agreement or joint venture agreement to which the Corporation or any of its Subsidiaries is a party;

(d)	any Contract to which the Corporation or any of its Subsidiaries is a party for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $10,000,000;

(e)	any Contract with any present director (or Person in a similar position) or officer of the Corporation or any of its Subsidiaries that is material to the Corporation;

(f)	any Contract between the Corporation or any of its Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Corporation and its Subsidiaries), on the other hand, other than any Contract (i) entered into in the ordinary course of business pursuant to which the Seller or any Affiliate thereof (other than the Corporation or any Subsidiary thereof) provides communication and related services to the Corporation or any Subsidiary thereof on arm’s length commercial terms and consistent with past practice (“BCE Communications Contracts”) or (ii) entered into prior to the date hereof involving payments or other obligations subsequent to the Closing Date of less than $1,000,000 in the aggregate and which contain arm’s-length commercial terms;

(g)	any Contract to acquire or launch any satellite (a “Construction/Launch Contract”) to which the Corporation or any of its Subsidiaries is a party;

(h)	any Contract to which the Corporation or any of its Subsidiaries is a party for the provision of transponder capacity with any customer thereof involving receipts subsequent to the date hereof of $10,000,000 or more (each such Contract a “Material Customer Contract”);

(i)	any Contract (other than a Construction/Launch Contract or a Material Customer Contract) to which the Corporation or any of its Subsidiaries is a party that involves payment or receipts, in either case, subsequent to the date hereof of $10,000,000 or more;

(j)	any launch and in-orbit satellite insurance policies with respect to any Corporation Satellite;

(k)	any Contract (other than a Construction/Launch Contract or Material Customer Contract) to which the Corporation or any Material Subsidiary is a party that is outside of the ordinary course of business of, and material to, the Corporation; and

(l)	any Contract that, if terminated, would have a Material Adverse Effect on the Corporation.
“Material Customer Contract” is defined in the definition of “Material Contracts;”
“Material Subsidiaries” means Infosat Communications Inc. and The SpaceConnection Inc., and each a “Material Subsidiary”;
“Minimum Indemnification Threshold” is defined in subsection 7.7(a);
“Minor Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), other than those relating to antitrust matters, that may be required from (a) Governmental Entities in Argentina, Bolivia, Brazil, Colombia, Ecuador, Paraguay, Peru, Uruguay and Venezuela, and (b) Industry Canada (other than in respect of the Corporation Radio Licenses) for approval of the change in control of the Corporation on the completion of the transactions set out herein;
“NI 45 106” is defined in subsection 3.2(j);
“Operating Transponder” means a transponder that has not experienced a Transponder Unit Failure;
“Opinion of Purchaser’s Counsel” means the opinion of legal counsel to the Purchaser dealing with customary corporate and enforceability matters, substantially in the form agreed to by the parties in writing on or prior to the date hereof, to be executed and delivered to the Seller by such counsel indicated thereon on the Closing Date;
“Opinion of Seller’s Counsel” means the opinion of legal counsel to the Seller dealing with customary corporate and enforceability matters, substantially in the form agreed to by the parties in writing on or prior to the date hereof, to be executed and delivered to the Purchaser by such counsel indicated thereon on the Closing Date;
“Order” is defined in subsection 5.1(c);

“Other Antitrust Approvals” means either: (a) as to any competent Governmental Antitrust Entity in any jurisdiction other than Canada and the United States that requires a pre-merger filing under its Antitrust Laws, a decision stating that the transactions contemplated by this Agreement are in compliance with the applicable Antitrust Laws in such jurisdiction and that the transactions contemplated hereby may be consummated (each a “Clearance Decision”), unless any such decision contains terms that would reasonably be expected to, individually or in the aggregate, prohibit the consummation of the transactions contemplated by this Agreement; or (b) any act or event or expiration of waiting period that, under the respective Antitrust Laws of such jurisdiction, is deemed to have the effect of a Clearance Decision;
“Outside Date” means the date that is twelve (12) months after the date of this Agreement;
“Owned Real Property” is defined in subsection 3.1(r)(i);
“Owned Satellites” is defined in subsection 3.1(s)(i);
“Pension Plans” means (a) the pension plan for employees of the Corporation dated January 2002, (b) the pension plan for designated employees of the Corporation dated January 2002, (c) the supplemental retirement plan for employees of the Corporation dated January 2002, and (d) the supplemental retirement plan for designated employees of the Corporation dated January 2002;
“Permits” is defined in subsection 3.1(i);
“Permitted Liens” means (a) Liens for Taxes not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained by the Corporation or any of its Subsidiaries, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workers, materialmen and construction or other Liens arising by operation of law or in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained by the Corporation or any of its Subsidiaries, (c) easements, servitudes, reservations, rights of way, restrictions, covenants, conditions, imperfections of title and other similar encumbrances whether of record or apparent on the Real Property, including road, highway, pipeline, railroad and utility easements and servitudes, and municipal, zoning and building by-laws which do not, individually or in the aggregate, materially interfere with the use, occupancy or operation of the Real Property as currently used, occupied and operated or as intended to be used, occupied and operated in the ordinary course of business, (d) statutory Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, employment insurance and other social security legislation, (e) Liens securing indebtedness disclosed in writing by the Seller to the Purchaser pursuant to subsection 3.1(aa) hereof, (f) the Liens disclosed in writing by the Seller to the Purchaser on or prior to the date hereof, and (g) Liens securing obligations (other than indebtedness) not exceeding $10,000,000 in the aggregate;
“Person” means an individual, legal person, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Entity;

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion ending at the Closing of any taxable period that includes (but does not end on) the Closing Date.
“Preferred Shares” means the Cumulative Redeemable Auction Perpetual Senior Preferred Shares, Class “A” in the share capital of the Corporation;
“Pro Forma Licensee” is defined in subsection 4.3(f);
“Purchase Price” is defined in Section 2.1;
“Purchased Shares” is defined in the recitals;
“Purchaser” is defined in the recitals;
“Purchaser Parties” is defined in subsection 3.2(c);
“Radiocommunication Act” means the Radiocommunication Act (Canada), as the same may be amended from time to time and any successor legislation thereto, and includes the regulations thereunder;
“Real Property” is defined in subsection 3.1(r)(i);
“Reorganization Plan” means the plans disclosed in writing by the Seller to the Purchaser on or prior to the date hereof, as amended or modified or otherwise deviated from in accordance with Section 4.14 hereof, pursuant to which, inter alia, (a) the Corporation shall amalgamate with its current parent company, Alouette; (b) the Seller shall transfer to the Corporation certain patents used by the Corporation in exchange for Common Shares of the Corporation; (c) the Corporation shall transfer its interest in Wildblue Communications, Inc. as well as certain notes from the Seller in its Subsidiaries to the Seller; and (d) the Corporation shall complete a tax reorganization;
“Representatives” is defined in Section 4.7;
“Safe Income Notes” shall have the meaning set forth in the Reorganization Plan;
“Securities Act” means the Securities Act of 1933, as amended;
“Securities Commissions” means the Governmental Entities which regulate the purchase and sale of securities;
“Seller” is defined in the recitals;
“Seller Disclosure Letter” means that certain letter, dated as of the date hereof, executed and delivered by the Seller to the Purchaser simultaneously with the execution and delivery of this Agreement, which letter contains exceptions to the representations and warranties of the Seller set forth in this Agreement and disclosures and responses relating to certain covenants and agreements contained in this Agreement, in each case subject to subsection 1.2(e);

“Seller Services” is defined in Section 4.7;
“Special Temporary Authority” means a grant by the FCC or relevant FCC staff pursuant to delegated authority of special temporary authority with respect to matters contemplated by the FCC Applications without the imposition of any condition or conditions that would reasonably be expected to have a Material Adverse Effect on the Purchaser or the Corporation after Closing;
“Skynet Application” is defined in subsection 4.3(c);
“Specified Corporation Satellite” means any one of the four (4) Corporation Satellites referred to as “Nimiq 1”, “Anik F1R”, “Anik F2” and “Anik F3”, respectively, as of the date hereof;
“Stated Satellite Operational Capability” means, for any Specified Corporation Satellite, as measured from October 15, 2006 (or, in the case of the Specified Corporation Satellite presently referred to as “Anik F3”, as measured from the time immediately prior to the intentional ignition of the launch vehicle that will be launching such satellite), the product of (a) the number of Operating Transponders on such Satellite, and (b) the number of remaining 30-day periods from such date until the end of the expected life of a Specified Corporation Satellite;
“Structural Information” is defined in subsection 3.2(d);
“Subsidiary” means, with respect to any Person, any other Person that directly or indirectly is controlled by such Person. For purposes of this definition, “control” shall mean the ownership of stock or other ownership interests of a Person constituting more than 50% of the total combined voting power of all classes of shares or other ownership interests of such Person entitled to vote;
“Tax Return” means any report, return or other information required to be supplied to a Governmental Entity in connection with any Taxes;
“Taxes” means all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, goods and services, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, occupational, interest equalization, license, payroll, environmental, capital stock, disability, severance, employee’s income withholding, other withholding, employment insurance and social security taxes, premiums or levies, which are imposed by any Governmental Entity, whether disputed or not, and such term shall include any interest, penalties or additions to tax attributable thereto;
“Telecommunications Act” means the Telecommunications Act (Canada), as the same may be amended from time to time and any successor legislation thereto, and includes the regulations thereunder;
“Third Party Claim” is defined in Section 7.4;
“Total Loss” means, for any one of the Specified Corporation Satellites, (a) such satellite is lost or is completely destroyed after the date of this Agreement, or (b) an occurrence or a series of occurrences arising after the date of this Agreement as a result of which Actual Satellite Operational Capability of such Specified Corporation Satellite, as measured on a certain date, is reduced to less than 50% of Stated Satellite Operational Capability of such Specified Corporation Satellite;
“Transaction Approvals” means, collectively:
(a)	Major Regulatory Approvals;

(b)	Minor Regulatory Approvals; and

(c)	Other Antitrust Approvals; and
“Transponder Unit Failure” means the permanent failure to meet applicable performance specifications as determined in accordance with normal industry practice such that, after use of all available redundancy, spare components, it is demonstrated that the transponder cannot or will not be able to be used for commercial communications.
     1.2. Expanded Meanings.
          In this Agreement, unless the context otherwise requires:
          (a) words used herein importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;
          (b) the term “including” means “including without limiting the generality of the foregoing”;
          (c) references to the “parties” means the parties to this Agreement;
          (d) references herein to any agreement or instrument, including this Agreement, shall be deemed to be references to the agreement or instrument as varied, amended, modified, supplemented or replaced from time to time, in accordance with the terms of such agreement or instrument, and any specific references herein to any legislation or enactment shall be deemed to be references to such legislation or enactment as the same may be amended or replaced from time to time up to the Closing Date unless specifically otherwise provided; and
          (e) references herein to “disclosed by the Seller to Purchaser”, “disclosed by the Purchaser to the Seller” or words of similar import with respect to any matter shall mean disclosure thereof in writing from the Seller to the Purchaser or from the Purchaser to the Seller, as the case may be, that specifically states that it is a disclosure being made pursuant to this Agreement and identifies each provision of this Agreement to which such disclosure relates, including without limitation, in the case of disclosure made by the Seller to the Purchaser, any disclosure made pursuant to subsection 5.1(e) hereof.
     1.3. Interpretation not Affected by Headings, etc.
          The division of this Agreement into articles, sections, subsections, paragraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”,

“herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section, subsection, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.
     1.4. Currency.
          All dollar amounts referred to in this Agreement are to Canadian dollars, unless otherwise specified.
     1.5. Knowledge.
          In this Agreement, the phrase “to the knowledge of” or other similar phrases means, with respect to the Seller, to the actual knowledge of the President and Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer of the Seller; in respect of the Corporation, to the actual knowledge (after reasonable inquiry) of the President and Chief Executive Officer, the Chief Financial Officer, the Vice-President Law and the Vice-President, Space Systems of the Corporation; and in respect of the Purchaser, to the actual knowledge, of the President (Richard Mastoloni) and the Secretary (Derek Murphy) of the Purchaser.
ARTICLE 2.
PURCHASE AND SALE OF THE SECURITIES
     2.1. Purchase and Sale of the Securities.
          (a) The Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase, the Purchased Shares and the Safe Income Notes in consideration for the payment of $3,250,000,000, subject to adjustment as provided in subsection 2.1(c) (such amount, as so adjusted, the “Purchase Price”). At the Closing, the Seller shall deliver to the Purchaser a share certificate or certificates representing the Purchased Shares duly endorsed in blank for transfer as well as the Safe Income Notes duly endorsed in blank for transfer, in each case free and clear of all Liens, against payment of the Purchase Price.
          (b) The Purchase Price, shall be allocated among each Safe Income Note and the Purchased Shares as follows:
               (i) with respect to each Safe Income Note, an amount equal to the then outstanding aggregate principal amount of such Safe Income Note, plus accrued and unpaid interest thereon; and
               (ii) with respect to the Purchased Shares, an amount equal to the difference between the Purchase Price, and the then outstanding aggregate principal amount of the Safe Income Notes, plus accrued and unpaid interest thereon.
          The Purchaser and the Seller shall file their Canadian federal and provincial Tax Returns on the basis of such allocation and no party to this Agreement shall thereafter take a Tax Return position for Canadian Tax purposes inconsistent with such allocation unless such inconsistent position is required by Law or shall arise out of or through an audit or other inquiry or examination by the Canada Revenue Agency or other Governmental Entity. The Purchaser agrees that it shall preclude the Corporation from making a subsection 256(9) election under the Income Tax Act with respect to the transactions contemplated by this Agreement.
          (c) Immediately prior to the Closing, the Seller shall deliver to the Purchaser a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Corporation certifying that from the period commencing on October 1, 2006 and ending on the Closing Date, neither the Corporation nor any of its Subsidiaries has:
               (i) paid or accrued or become liable for (and is not otherwise liable for) any out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants that were incurred) in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby; or
               (ii) paid any amounts or become liable to the Seller or any of its Affiliates for any amounts (and is not otherwise liable for any amounts) with respect to any long-term incentive or equity plan under which the officers of the Corporation or its Material Subsidiaries are entitled to receive payments as a result of the transactions contemplated hereby including, without limitation, (w) entitlements of such officers to receive a “success fee” as contemplated in their employment agreements, (x) The BCE Long-Term Incentive (Stock Option) Program (1999), (y) The BCE Restricted Share Unit Plan for Executive and Other Key Employees (2004) and (z) BCE Deferred Share Unit Plan;
except, in each case, payments made after September 30, 2006 which were accrued on or before September 30, 2006 in the financial statements of the Corporation as at September 30, 2006. To the extent the Seller makes a capital contribution to the Corporation equal to the amount, determined on an after-tax basis, of any out-of-pocket expenses or other amounts described in this subsection 2.1(c), then the Corporation shall be considered not to have paid, accrued or become liable for such amount, and provided further that the Seller shall have no obligations to the Purchaser under this subsection 2.1(c) in respect of the obligations of the Corporation to such officers under the Corporation’s pension plans, including the supplemental executive retirement plan. The Purchase Price shall be reduced by an amount equal to the aggregate amount, determined on an after-tax basis, of any out-of-pocket expenses or other amounts described in this subsection 2.1(c) which have been paid or accrued by the Corporation or any of its Subsidiaries or for which any of them has become liable and which have not been reimbursed by the Seller (including by way of capital contribution).
     2.2. Closing.
          The closing of the purchase and sale of the Purchased Shares and the Safe Income Notes (the "Closing”) shall take place at the offices of the Seller, 1000, rue de La Gauchetière ouest, bureau 4100, Montréal, Québec, H3B 5H8, at the Closing Time on the thirtieth (30th) day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Section 5.1 hereof (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other location, date and time as may be agreed upon between the Purchaser and the Seller (the “Closing Date”), provided that the Closing Date shall not occur prior to March 31, 2007. On the Closing Date, the Purchaser shall transfer the Purchase Price, by wire transfer of immediately available funds to the bank account or accounts designated by the Seller, as payment for the Purchased Shares and the Safe Income Notes being purchased by it under this Agreement and against delivery of the share certificate or certificates representing the Purchased Shares and the Safe Income Notes, subject to the satisfaction or waiver of the conditions to Closing set forth in Article 5 in accordance with the terms thereof. The Seller shall provide written wire transfer instructions to the Purchaser not less than five (5) Business Day prior to the Closing Date.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
     3.1. Representations and Warranties of the Seller.
          Except as disclosed in writing on or prior to the date hereof and except as contemplated by the Reorganization Plan (other than with respect to subsection 3.1(p)), the Seller hereby represents and warrants to the Purchaser as of the date hereof (and as of Closing, subject to any updated disclosure in accordance with subsection 5.1(e)) as follows, and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement and the transactions contemplated hereby:
          (a) Corporate Organization and Qualification. Each of the Seller and the Corporation is a corporation validly existing under the CBCA. Each Material Subsidiary is validly existing under the laws of its jurisdiction of incorporation or organization. Each of the Corporation and the Material Subsidiaries is in good standing and duly registered, licensed or qualified as an extra-provincial or foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such registration, license or qualification, except for such failure which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect on the Corporation. Each of the Corporation and the Material Subsidiaries has the corporate power and capacity to carry on its business as currently conducted.
          (b) Subsidiaries. The Seller has provided to the Purchaser a true, correct and complete list of the Subsidiaries of the Corporation, the percentage of each class of shares or other ownership interests in the capital of Subsidiaries owned directly or indirectly by the Corporation, and the jurisdiction of incorporation, formation or organization of each such Subsidiary. The Subsidiaries of the Corporation, other than the Material Subsidiaries, individually or in the aggregate do not (i) generate revenues representing more than five percent (5%) of the Corporation’s revenues calculated on a consolidated basis with intercompany eliminations for each of the 12-month periods ended December 31, 2004 and December 31, 2005 and for the 9-month period ended September 30, 2006 or (ii) own or operate any asset or have any liability or obligation (contingent or otherwise), that is material to the Corporation or its business. Other than such Subsidiaries which have been disclosed in writing by the Seller to the Purchaser on or prior to the date hereof, the Corporation does not own and does not have any agreements of any nature pursuant to which the Corporation is obligated to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interest in any Person.

          (c) Authorized Capital. As at the date hereof, the authorized share capital of the Corporation consists of 10,000,000 Common Shares and 5,000,000 Preferred Shares, of which 6,842,547 Common Shares (the “Current Shares”) are issued and outstanding. Immediately after completion of the Reorganization Plan, the authorized share capital of the Corporation shall consist of an unlimited number of Common Shares, an unlimited number of Class A common shares and 5,000,000 Preferred Shares, of which, as at such time, only Common Shares will be issued and outstanding. The Current Shares have been, and at Closing the Purchased Shares will be, duly and validly issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation.
          (d) Ownership of Securities. The Current Shares are owned, as at the date hereof, by Alouette with good and marketable title thereto, free and clear of any Liens. As at the date hereof, the Seller owns all of the issued and outstanding shares of Alouette and, after giving effect to the Reorganization Plan will own all of the Purchased Shares, which shall constitute all of the issued and outstanding shares in the share capital of the Corporation, and the Safe Income Notes, in each case with good and marketable title thereto, free and clear of any Liens. The Current Shares are not, and at Closing the Purchased Shares will not be, subject to any shareholder agreement, voting trust, pooling agreement or other agreements or understanding with respect to the holding or voting of the Current Shares, or the Purchased Shares, other than as provided for in the Divestiture Act. No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller or Alouette of any of the Current Shares, the Purchased Shares or the Safe Income Notes. There are no pre-emptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any kind whatsoever relating to the issued or unissued shares in the share capital of the Corporation or any of its Subsidiaries or other securities of the Corporation or any of its Subsidiaries.
          (e) Corporate Authority. Each of the Seller and the Corporation has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Seller and the Corporation and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes a legal, valid and binding obligation of the Seller and the Corporation, enforceable against the Seller and the Corporation in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and the availability of equitable remedies.
          (f) Alouette. Alouette does not own or hold and has never owned or held any material property or material assets or any material interests therein of any nature or kind whatsoever other than its ownership interest in the Corporation and has never carried on and is not currently carrying on any active business. Alouette does not have any obligations or liabilities (contingent or otherwise), including, without limitation, indebtedness to any Person and any liabilities in respect of Taxes of any nature or kind whatsoever, or in respect of any judgments, orders, fines, penalties, awards or decrees of any Governmental Entity.

          (g) Filings and Approvals. Other than the Transaction Approvals and the Corporation Third Party Consents, no notices, reports or other filings, and no consents, registrations, approvals, permits or authorizations, are required to be made or obtained by the Seller or the Corporation with or from any Governmental Entity or any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to make or obtain any or all of which would not be reasonably likely to have a Material Adverse Effect on the Corporation, or would not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
          (h) No Violation. The execution and delivery of this Agreement by the Seller and the Corporation does not, and, subject to the Transaction Approvals and the Corporation Third Party Consents to be made or obtained by the Seller or the Corporation and in reliance on the representations and warranties of the Purchaser set forth in subsection 3.2(i) hereof, the consummation by the Seller and the Corporation of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the articles, by-laws or the comparable governing instruments of the Seller, the Corporation or any Material Subsidiary, (ii) a breach or violation of, a default under, the triggering of any payment or other material obligation pursuant to, the acceleration of (with or without the giving of notice or the lapse of time) any provision of any Material Contract, (iii) a breach or violation of any Law to which any of the Seller or the Corporation or any of its Subsidiaries is subject, (iv) any change in the rights or obligations of the Corporation or any of its Subsidiaries under any Material Contract, or under any Permit that is material to the Corporation or a Material Subsidiary or (v) the creation of any Lien or the forfeiture of any asset of the Corporation or any of its Subsidiaries, except in each case for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Seller or the Corporation, or that would not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
          (i) Compliance with Laws. The business of the Corporation and any of its Subsidiaries has not been, and is not being, conducted in violation of any Law, except for violations that, individually or in the aggregate, if determined unfavorably against the Corporation or such Subsidiary, would not be reasonably likely to have a Material Adverse Effect on the Corporation or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Other than Tax audits in the ordinary course, no investigation or review by any Governmental Entity with respect to the Corporation or any Material Subsidiary is pending or, to the knowledge of the Seller and the Corporation, threatened. The Corporation and its Subsidiaries holds all orbital slot authorizations for each of the Corporation Satellites required to operate its business as currently conducted in all material respects. Each of the Corporation and its Subsidiaries has and is in compliance with all permits, licenses, franchises, variances, exemptions, registrations, regulatory decisions, mandatory policies, procedures and standards, orders and other governmental authorizations, consents and approvals (collectively, “Permits”), including ITU regulations and other international treaties or agreements, necessary to conduct its business as currently conducted, except for those the absence of or non-compliance with which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Corporation or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the Seller and the Corporation, there has occurred no material violation of, material default under, or event giving to any Person any right of termination, amendment or cancellation of any Permit material to the business of the Corporation or a Material Subsidiary. Neither the Corporation nor a Material Subsidiary has received notice of any revocation or modification of any Permit, except for revocations or modifications which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation. For greater certainty, the Corporation is a “Canadian carrier” within the meaning of Section 16 of the Telecommunications Act and is a “radiocommunications carrier” within the meaning of Section 10 of the Radiocommunications Regulations. The Seller is a “qualified corporation” within the meaning of the Canadian Telecommunications Common Carrier Ownership and Control Regulations (Canada). The Corporation is eligible to hold the earth station licenses which relate to the Major Stations and the space station authorizations disclosed in writing by the Seller to the Purchaser prior to the date hereof (the “Corporation Radio Licenses”).
          (j) Financial Statements. Each of the consolidated balance sheets included in the Financial Statements fairly presents, in all material respects, the consolidated financial position (including shareholders’ equity) of the Corporation and its Subsidiaries as of its date, and each of the consolidated statements of earnings and changes in financial position included in the Financial Statements fairly presents, in all material respects, the consolidated results of operations and changes in cash flows, as the case may be, of the Corporation and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein.
          (k) No Undisclosed Liabilities. The Corporation and its Subsidiaries have no liabilities or obligations of any nature, whether or not accrued, absolute, contingent, liquidated or unliquidated or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except for (i) liabilities identified in the Financial Statements and (ii) liabilities incurred since December 31, 2005, which do not have. and would not reasonably be expected to have, alone or in the aggregate, a Material Adverse Effect on the Corporation.
          (l) Absence of Certain Changes. Since September 30, 2006 and save and except as provided for in the Reorganization Plan, each of the Corporation and the Material Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of its business consistent with past practice and there has not been (i) any event or change in the conduct of its business which has had or would have a Material Adverse Effect on the Corporation; or (ii) any action taken of the type described in Section 4.1 that, had such action occurred following the date hereof, would be in violation of such Section 4.1 and that is or would be adverse to the Corporation or any of its Subsidiaries. Since September 30, 2006 to the date hereof, neither the Corporation nor any of its Subsidiaries has transferred any of its cash, assets or other property to the Seller or any of its Affiliates (other than the Corporation or any of its Subsidiaries) except pursuant to Contracts described in clause (f)(i) and (ii) of the definition of “Material Contracts”.
          (m) Litigation. There are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations, or occupational health and safety or Canada

Labour Code or other proceedings (collectively, “Actions”) pending or, to the knowledge of the Seller and the Corporation, threatened against the Corporation or any of its Subsidiaries that, alone or in the aggregate, if determined or resolved adversely to the Corporation or any of its Subsidiaries in accordance with the demands of plaintiffs, would be reasonably likely to have a Material Adverse Effect on the Corporation or to prevent, materially delay or materially impair the transactions contemplated by this Agreement.
          (n) Employee Benefits. The Seller has provided a list of each Benefit Plan to the Purchaser and has made available to the Purchaser a complete and accurate copy of each Benefit Plan. Adequate provision has been made in the Financial Statements for all liabilities of the Corporation and its Subsidiaries in respect of the Benefit Plans. Each Benefit Plan has been established, registered and has been funded (if applicable), invested, maintained and administered in all material respects in compliance with its terms and all applicable Laws. In respect of the Pension Plans (i) except as disclosed by the Seller to the Purchaser on or prior to the date hereof, each Pension Plan which is required to be funded is fully funded on both a going concern and solvency basis or is insured; (ii) no contribution holidays have been taken in respect of any Pension Plan and there have been no withdrawals of, or applications made to withdraw, surplus; and (iii) no event has occurred which would entitle or authorize any Person to terminate or require the termination of any Pension Plan, in whole or in part, or which could adversely affect the tax status of any Pension Plan. All contributions or premium payments required to have been made under the terms of the Benefit Plans or by law have been timely made or reflected in the Financial Statements.
          (o) Brokers and Finders. Neither the Corporation nor any of its Affiliates nor any of its or their respective officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby in respect of which the Purchaser, the Corporation or any of their respective Subsidiaries would have any liability.
          (p) Tax Matters.
               (i) Each of the Corporation and its Subsidiaries has timely filed all Tax Returns required to be filed by it in all applicable jurisdictions, and has paid all Taxes due and payable by it (whether or not shown on any Tax Return) and has timely paid all assessments and reassessments received in respect of Taxes. Each such Tax Return was true, correct and complete. Any liability of the Corporation or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith for Pre-Closing Tax Periods do not exceed the amount shown in the Financial Statements for such Taxes (disregarding timing differences) as adjusted for the periods through the Closing Date assuming the businesses of the Corporation and its Material Subsidiaries are operated in the ordinary course, the Tax Returns for such periods are filed on a basis that is consistent with prior years (unless otherwise required by law) and all discretionary deductions are taken. There are no material assessments, reassessments, audits, actions, suits or other proceedings or investigations or claims in progress, pending or, to the knowledge of the Seller and the Corporation, threatened against the Corporation or any of its Subsidiaries in respect of any Taxes.

               (ii) Neither the Corporation nor its Subsidiaries (A) have requested, executed or filed with any Governmental Entity any agreement extending the period for payment, assessment, reassessment or collection of any material Taxes or (B) is party to any written agreement providing for sharing, allocation or material indemnity obligations with respect to Taxes, Tax losses or Tax refunds.
               (iii) The Corporation and each of its Subsidiaries has timely withheld from each payment or amount owing to any third party, including creditors, shareholders, independent contractors, and any of their present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act, all amounts required by law and has timely remitted such withheld amounts to the appropriate governmental agency.
               (iv) The transactions disclosed in the Reorganization Plan will not result in any additional Tax liabilities to the Corporation or any Subsidiary thereof for any Pre-Closing Tax Period, provided that, for greater certainty, and without conceding that any particular Tax or Tax liability is incurred as a result of the Reorganization Plan, the Purchaser acknowledges that no Taxes or Tax liability shall be considered to have been incurred as a consequence solely of (A) the tax basis of an asset acquired by the Corporation or a Subsidiary as part of the Reorganization Plan being less than the fair market value thereof; (B) any limitation on the deductibility of losses or on the ability to carry back Tax attributes to a Pre-Closing Tax Period arising as a consequence of the amalgamations occurring as part of the Reorganization Plan or (C) any actions outside the ordinary course of business taken by the Purchaser, the Corporation or its Subsidiaries following the Closing.
               (v) No event, transaction, act or omission has occurred that could result in the Corporation or any of its Subsidiaries being liable to pay any Tax, as transferees, successors or otherwise, that is attributable to any other person under Section 160 of the Income Tax Act (or an equivalent provision of provincial tax legislation ) or under any other applicable law.
               (vi) Except to the extent that the Tax impact has been reflected in the Financial Statements (updated for transactions occurring in the ordinary course of business after the date thereof), neither the Corporation nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) prepaid amounts received on or prior to the Closing Date unless such amounts are reflected as deferred revenue, customer deposits, prepayments or other credit accounts (or as reductions in debit accounts) on the Financial Statements (updated for transactions occurring in the ordinary course of business after the date thereof); (B) agreement with a taxing authority executed on or prior to the Closing Date; (C) installment sale or any transaction the book income from which is realized on or prior to the date hereof; or (D) change in method of accounting for a Pre-Closing Tax Period, except where such change is made by the Purchaser or the Corporation or a Subsidiary after the Closing Date.
               (vii) All intercompany transactions to which the Corporation or any of its Subsidiaries was a party have been on arm’s length terms in accordance with applicable tax law. Neither Alouette, 4387678 Canada Inc, the Corporation nor either Material Subsidiary is subject to income or similar Taxes in any jurisdiction other than the jurisdiction in which it is organized; except that (A) each such entity incorporated in Canada or a province thereof may be subject to income or similar Taxes in any Canadian jurisdiction where it carries on business; and (B) the Corporation is subject to income Taxes in the United States and Argentina as shown by tax returns filed in the relevant jurisdictions. For greater certainty, a corporation shall not be considered to be subject to income or similar Taxes in a jurisdiction solely by virtue of such jurisdiction imposing withholding tax on payments made to the corporation from such jurisdiction.
               (viii) The assets of Corporation and its Subsidiaries, without regard to any liabilities associated with such assets, do not, and will not immediately prior to the Closing, constitute one-third or more of the gross fair market value of all of the assets, without regard to any liabilities associated with such assets, of the Seller, within the meaning of U.S. Treasury Regulation 1.280G-1 Q&A 29.
               (ix) Subject to Section 4.14(a), all transactions set forth in the Reorganization Plan will be completed prior to the Closing.
          (q) Title to Assets. Each of the Corporation and its Subsidiaries is the beneficial owner of all of its respective assets and interests in assets and property which are of material importance to the operation of its business as currently conducted, with good and valid title thereto, free and clear of any Liens other than Permitted Liens.
          (r) Real Property.
               (i) The Seller has provided to the Purchaser, in writing, (A) a list of all real property owned by the Corporation and its Subsidiaries (the “Owned Real Property”) and (B) a list of all real property leased or subleased by the Corporation and its Subsidiaries, as tenant (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), in each case that is material to the operation of their respective businesses as currently conducted or that is material to the Corporation. The Real Property constitutes all of the real property owned, leased or occupied by the Corporation and its Subsidiaries which is material to the operation of their respective businesses as currently conducted or that is material to the Corporation.
               (ii) With respect to the Leased Real Property:
                         (A) there are no Leases granting to any Person other than the Corporation or its Subsidiaries, as applicable, any rights to use a material portion of the Leased Real Property;
                         (B) each material Lease is legal, valid, binding, enforceable and in full force and effect against the Corporation or its Subsidiary party thereto; and
                         (C) all rent and other sums and charges payable by the Corporation or each of its Subsidiaries, as the case may be, as tenant under each Lease are current, no material notice of default or termination under any such Lease is outstanding, no termination event or condition or uncured default on the part of the Corporation or any of its Subsidiaries, as the case may be, or to the knowledge of the Seller and the Corporation, the landlord, exists under any Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition, in each case except as would not have a Material Adverse Effect on the Corporation.
          (s) Corporation Satellites.
               (i) The Seller has provided to the Purchaser a complete and accurate list of the satellites leased by the Corporation and its Subsidiaries (the “Leased Satellites”) and owned by the Corporation and its Subsidiaries (the “Owned Satellites”, which term shall include the satellite designated as Anik F3 beginning at such time as the Corporation accepts delivery thereof, and collectively with the Leased Satellites, the “Corporation Satellites”), by orbital location, listing the number and type of transponders thereon.
               (ii) The Corporation has made available to the Purchaser true and correct copies of the “Health Status Reports” relating to the Owned Satellites each as prepared by the Corporation’s Space Systems Department (collectively, the “Health Status Reports”). Neither the Seller nor the Corporation has any knowledge of any spacecraft-related incidents or anomalies which are material and have been experienced by Owned Satellites that are not disclosed in the Health Status Reports.
               (iii) The Seller has provided to the Purchaser (A) a summary, by orbital location, of the status of frequency registration at the International Telecommunication Union (“ITU”), made on behalf of the Corporation or any Material Subsidiary, including the status with respect to each orbital location hosting a Corporation Satellite, including ITU advance publication information, ITU coordination request, ITU notification requests and ITU Resolution 49 information, reference numbers and publication dates, the identity of the sponsoring administration and the frequency bands authorized by Industry Canada, (B) the dates the Corporation’s and each Material Subsidiary’s (as applicable) ITU rights at each orbital location for which corresponding frequency assignments have not been brought into use would expire, and (C) a list, as of the date hereof, of all material satellite intersystem coordination agreements to which the Corporation or any of its Subsidiaries is a party. To the knowledge of the Seller and the Corporation, no Person has date precedence in filing a request for coordination in accordance with the Radio Regulations of the ITU, or has asserted that it has rights to operate a spacecraft in a manner that would result in material harmful interference to any Corporation Satellite or any ground station owned and operated by the Corporation or any of its Subsidiaries.
               (iv) The Seller has provided to the Purchaser a complete and accurate list of all (A) telemetry, tracking and control stations, (B) receive and transmit stations that provide multiple broadcast and/or business network services and (C) receive and transmit stations that provide Ka-band gateway services, in each case that are owned or leased by the Corporation or a Material Subsidiary or that are operated as of the date hereof by the Corporation or a Material Subsidiary (collectively, the “Major Stations”). No ground station or other facility provides telemetry, tracking and control for a Corporation Satellite other than those Major Stations specifically identified as providing such services. The improvements to each Major

Station and all components used in connection therewith are (1) operational and suitable for their intended purposes and (2) supported by a back-up generator capable of generating power sufficient to meet the requirements of the operations conducted at the Major Station, in each case, in all material respects.
               (v) To the knowledge of the Seller and the Corporation, no other radio communications facility is causing ongoing or chronic material harmful interference to the transmissions from or the receipt of signals by any Corporation Satellite, thereby materially impairing the ability of the Corporation or a Material Subsidiary to provide service in the ordinary course.
               (vi) With respect to the Leased Satellites:
                         (A) each Lease is legal, valid, binding and enforceable and in full force and effect; and
                         (B) all fees and other sums and charges payable by the Corporation or any of its Subsidiaries as lessee under each Lease are current, no material notice of default or termination under any such Lease is outstanding, no termination event or condition or uncured default on the part of the Corporation, or to the knowledge of the Seller and the Corporation, the lessor, exists under any such Lease, and no event has occurred and no condition exists which, with the giving of notice of the lapse of time or both, would constitute such default or termination event or condition, in each case except as would not have a Material Adverse Effect on the Corporation.
          (t) Intellectual Property. Each of the Corporation and the Material Subsidiaries owns or has adequate rights to use all Intellectual Property required for or used in its business as now conducted except where the failure to own or have such rights, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Corporation. To the knowledge of the Seller and the Corporation, the use of any Intellectual Property by the Corporation and the Material Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Corporation or any Material Subsidiary acquired the right to use any Intellectual Property. Neither the Corporation nor any Material Subsidiary has received written notice of any claim or threatened claim alleging the infringement of the Intellectual Property Rights of any other Person with respect to any Intellectual Property used or owned by the Corporation or a Material Subsidiary, the loss of which claim (if determined in favor of the claimants) would be reasonably likely to have a Material Adverse Effect on the Corporation. To the Seller’s and the Corporation’s knowledge, no Person is challenging or infringing on or otherwise violating any Intellectual Property Right of the Corporation or the Material Subsidiaries.
          (u) Labour. Neither the Corporation nor any of its Subsidiaries is a party to any labour or collective bargaining agreement. There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labour disputes pending or, to the knowledge of Seller and the Corporation, threatened against the Corporation or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Corporation. No labour union has been certified by a relevant labour relations authority, to the extent applicable, as bargaining agent for any of the employees of the Corporation or any of its Subsidiaries and, to the knowledge of the Seller and the Corporation, no union organizing or certification activities are underway or threatened.
          (v) Employment Matters. There are no written or oral Contracts of employment entered into with any employees of the Corporation or any Material Subsidiary or consulting Contracts entered into with any individuals by the Corporation or any Material Subsidiary earning in excess of $250,000 per year other than Contracts which are terminable on the giving of reasonable notice in accordance with applicable Laws. Neither the Corporation nor any of its Subsidiaries is required to make bonus, severance, termination or similar payments or provide any other enhanced or accelerated benefits or increased compensation to any employee as a result of the transactions contemplated by this Agreement.
          (w) Material Contracts. The Seller has provided to the Purchaser a complete and accurate list of the Material Contracts, all of which are in full force and effect unamended, except where the failure to be in full force and effect would not have a Material Adverse Effect on the Corporation. No default exists (or, but for the passage of time or the giving of notice, would exist) under any Material Contract on the part of the Corporation or any of its Subsidiaries or, to the knowledge of the Seller and the Corporation, on the part of any other party to said Material Contracts other than defaults that would not have a Material Adverse Effect on the Corporation.
          (x) Insurance. The Seller has provided to the Purchaser a complete and accurate list and has made available to the Purchaser a copy of all insurance policies (specifying to insurer, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Corporation and its Subsidiaries on its property or, assets that are material to the operation of its business or that is material to the Corporation or personnel (the “Insurance Policies”). All premiums due and payable in respect of each of the Insurance Policies have been paid in full and neither the Corporation nor any Material Subsidiary has given or received written notice to or from any insurer or agent of any intent to cancel any of the Insurance Policies. Neither the Corporation nor any Material Subsidiary is in material default with respect to any of the provisions contained in any of the Insurance Policies and has not failed to give any notice or present any claim for potentially insurable material losses under any such insurance policy in a due and timely fashion. Neither the Corporation nor any Material Subsidiary has received written notice from any insurance company or Governmental Entity of any defects or inadequacies that is reasonably likely to materially and adversely affect the insurability of, or to cause a material increase in the premiums for, insurance covering any of the Corporation and the Material Subsidiaries or any of their respective material properties or material assets.
          (y) Residency. The Seller is a resident of Canada for the purposes of the Income Tax Act.
          (z) Environment. The operations of the Corporation and the Material Subsidiaries are in material compliance with all applicable Environmental Laws and each of the Corporation and the Material Subsidiaries possess all material environmental permits required to operate its business and complies with and has not violated in any material respect any such environmental permit. To the Seller’s and the Corporation’s knowledge there are no pending or threatened Actions under or pursuant to Environmental Laws against the Corporation or the Material Subsidiaries or involving any real property currently or formerly owned, operated or leased by the Corporation or the Material Subsidiaries. To the knowledge of the Seller and the Corporation, no Hazardous Substance has been released or disposed into, onto or upon the air, soil, surface water or groundwater at, on, to or from any property currently or formerly owned, operated or used by the Corporation or any Material Subsidiary for which the Corporation or any Material Subsidiary would have any liability in excess of $10,000,000. There is no actual or proposed removal, remedial or corrective action relating to any Hazardous Substance located in, under, on or above any property currently or, to the knowledge of the Seller and the Corporation, formerly owned or operated by the Corporation or any Material Subsidiary, whether or not such action is voluntary or required pursuant to Environmental Laws.
          (aa) Indebtedness. The Seller has disclosed in writing to the Purchaser on or prior to the date hereof a list (including related Contract (as amended and in effect), the principal amount, the maturity date, the collateral or security thereunder and the administrative agent or Person serving in a similar capacity thereunder) of all indebtedness of the Corporation and each Subsidiary thereof to third parties for borrowed money outstanding as of the date hereof. The Seller has made available to the Purchaser true, accurate and complete copies of each such Contract related to such indebtedness and, neither the Corporation nor any of its Subsidiaries is in material breach or default with respect to any such Contract and to the knowledge of Seller and the Corporation, no other party thereto is in material breach or default with respect to any such Contract (except for such breaches or defaults that would not reasonably be expected to be material to the Corporation or any of its Subsidiaries), and no event has occurred which, with due notice or lapse of time or both, would constitute any such default. Neither the Seller, the Corporation nor any Subsidiary of the Corporation has received any notice of any material breach or default with respect to any such Contract which remains uncured.
     3.2. Representations and Warranties of the Purchaser.
          The Purchaser represents and warrants to the Seller as of the date hereof (and as of Closing) as follows, and acknowledges that the Seller is relying upon such representations and warranties in entering into this Agreement and the transactions contemplated hereby:
          (a) Corporate Organization and Qualification. The Purchaser is a corporation validly existing under the laws of Canada and is in good standing and duly registered or licensed in each jurisdiction where properties owned, leased or operated, or the business conducted, by it requires such registration, license or qualification, except for such failure which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect on the Purchaser. The Purchaser has the corporate power and capacity to carry on its business as it is currently conducted.
          (b) Corporate Authority. The Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and the availability of equitable remedies
          (c) Eligibility. The Purchaser is a “qualified corporation” within the meaning of the Canadian Telecommunications Common Carrier Ownership and Control Regulations enacted pursuant to the Telecommunications Act.
          (d) Purchaser Parties. Schedule 3.2(d) attached hereto accurately identifies all Persons holding (i) a direct economic or voting interest in the Purchaser and (ii) an indirect economic or voting interest in the Purchaser of 5% or more other than any stockholders of Loral Space & Communications Inc. (“Loral”) who have reported their beneficial ownership of the capital stock of Loral on Forms 13D and/or 13G filed with the U.S. Securities and Exchange Commission at any time prior to the Closing Date (each such Person, a “Purchaser Party” and such Persons, collectively, the “Purchaser Parties”) as well as a description of the direct and indirect economic and voting interests of the Purchaser Parties in the Purchaser and specifying which of these Persons are Canadian (within the meaning of the Telecommunications Act). The information disclosed to the Seller on Schedule 3.2(d) attached hereto relating to the structure and governance of the Purchaser (the “Structural Information”) is complete and accurate in all material respects.
          (e) Filings and Approvals. Other than the Transaction Approvals, no notices, reports or other filings, and no consents, registrations, approvals, permits or authorizations, are required to be made or obtained by the Purchaser with or from any Governmental Entity or any other Person (including the shareholders of the Purchaser or the Purchaser Parties) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to make or obtain any or all of which would not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the Purchaser, no fact or circumstances exists relating to the qualifications of the Purchaser that would reasonably be expected to prevent or delay beyond the Outside Date the granting by the relevant Governmental Entity of the Major Regulatory Approvals.
          (f) No Violation. The execution and delivery of this Agreement by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the articles, by-laws or other comparable governing instruments of the Purchaser; (ii) a breach or violation of, a default under, the triggering of any payment or other material obligation pursuant to any provision of any material Contract of the Purchaser; or (iii) a breach or violation of any Law to which the Purchaser is subject, except in each case for such breaches, violations, defaults or accelerations that, alone or in the aggregate, would not prevent or materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
          (g) Funds. The Purchaser has delivered to the Seller true, correct and complete copies of executed commitment letters (the “Commitment Letters”) contemplating, subject to the terms and conditions thereof, the provision to the Purchaser of funds that, together with the Purchaser’s cash on hand, are sufficient for the Purchaser, at the Closing, to pay the

Purchase Price and to consummate the transactions contemplated by this Agreement (the “Financing”). There are no conditions to the consummation of the transactions contemplated by the Commitment Letters other than those contained in the Commitment Letters. The Commitment Letters are in full force and effect. The Purchaser is not aware of any reason why the conditions set forth in the Commitment Letters (including, without limitation, any condition relating to the delivery of audited consolidated financial statements, unaudited consolidated financial statements, pro forma financial statements, forecasts or other financial information of Loral Skynet Corporation and its Subsidiaries) would not be satisfied on or before the Closing Date or such other earlier date as may be set forth in the Commitment Letters.
          (h) Brokers and Finders. Neither the Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby in respect of which the Seller or any of its Affiliates (excluding the Corporation and its Subsidiaries after the Closing Date) would have any liability.
          (i) Residency and Ownership Restrictions. The Purchaser is (i) a “Canadian” within the meaning of Section 10 of the Radiocommunication Regulations and the Telecommunications Act, (ii) not a non-Canadian within the meaning of the Canadian Telecommunications Common Carrier Ownership and Control Regulations enacted pursuant to the Telecommunications Act, and (ii) not a non-Canadian within the meaning of the Investment Canada Act (Canada). The Purchaser represents and warrants that it has knowledge of and is familiar with the restrictions imposed under Canadian Law with respect to the ownership and control of the Corporation, including the restrictions set forth under the Telecommunications Act and related regulations and the Radiocommunication Act and the related regulations, and that the ownership and control of the Corporation, after the consummation of the transactions contemplated by this Agreement, shall comply with all such requirements.
          (j) Accredited Investor. The Purchaser is an “accredited investor” as such term is defined in Section 1.1 of National Instrument 45 106 – Prospectus and Registration Exemptions (“NI 45 106”) and is purchasing the Purchased Shares as principal and was not created and is not used solely to purchase and hold the Purchased Shares in reliance on the exemption from the dealer registration requirement or prospectus requirement of applicable securities laws as set forth in Section 2.3 of NI 45 106.
          (k) No Reliance.
               (i) There are no representations, warranties, covenants, conditions or other agreements, express or implied, between any of the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. The Purchaser agrees that no reliance may be placed on any representation, warranty, opinion, advice or assertion of fact made by the Seller, the Corporation, a Subsidiary of the Corporation, or any of their directors, officers, employees and agents, to the Purchaser, the Purchaser Parties or any of their directors, officers, employees and agents, except to the extent that any such representation, warranty, opinion, advice or assertion of fact has been reduced to writing and is expressly included as a term of this Agreement. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the

Seller expressly set forth in this Agreement. Without limiting the generality of the foregoing, the Purchaser agrees that no reliance may be placed on any representation, warranty, opinion, advice or assertion contained in any prospectus or registration statement relating to the public offering of securities of the Corporation, in any document or material provided or made available to the Purchaser in connection with its due diligence review of the Corporation and its Subsidiaries or for any other reason in connection with the conclusion of this Agreement (including, without limitation, the Confidential Memorandum dated September 2006), or in any annual information form, interim or annual financial statement, management presentation, discussion and analysis, material change report or other similar continuous disclosure documents required to be filed with any Securities Commission pertaining to the Corporation, the Seller or any of their Affiliates. Nothing contained in this Agreement is intended to relieve the Seller or the Corporation from liability for fraud.
               (ii) The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Corporation and its business and operations. In furtherance of, but without limiting the foregoing, the Purchaser acknowledges and agrees that no representation or warranty is being made by the Seller with respect to the future prospects or operating or financial performance of the Corporation or any of its Subsidiaries. In connection with its investigation of the Corporation and its Subsidiaries, the Purchaser has received certain estimates, projections, forecasts, plans, budgets and similar materials and information regarding or relating to the future operating and financial performance of the Corporation and its Subsidiaries. The Purchaser hereby acknowledges and agrees that there are important risks, uncertainties and assumptions relating to such estimates, projections, forecasts, plans, budgets and similar materials and information and that actual results could be materially different if known or unknown risks affect the Corporation or any of its Subsidiaries, or if estimates or assumptions turn out to be inaccurate. Other factors that could cause results or events to differ materially from current expectations include, among other things: general economic conditions; the state of capital markets; the impact of adverse changes in Laws or of adverse regulatory initiatives or proceedings; the level of demand for products and services in the satellite market; the Corporation’s ability to manage costs and generate productivity improvements; the intensity of competitive activity, from both traditional and new competitors, and its resulting impact on the ability to retain existing, and attract new, customers, and the consequent impact on pricing strategies, revenues and net income; the risk of satellite failures at launch and in-orbit; delay in delivery of satellites; the risk of lower returns on pension plan assets requiring increased pension expenses and potentially pension plan funding; the financial condition and credit risk of customers and uncertainties regarding collectibility of receivables; the availability and cost of capital required to implement the Corporation’s financing plan and fund capital and other expenditures; the ability of the Corporation’s strategies to produce the expected benefits and growth prospects; the availability of, and ability to retain, key personnel; the impact of foreign exchange gains and losses; and the outcome of any future litigation. The Purchaser further acknowledges that it is familiar with such risks and uncertainties and that it is not relying on any such estimates, projections, forecasts, plans, budgets and similar materials and information regarding or relating to the future operating and financial performance of the Corporation and its Subsidiaries but rather on its own estimates, projections, forecasts, plans, or budgets. The Purchaser shall not (and shall cause all of its Subsidiaries and other affiliates and all other Persons and representatives acting on its behalf not to) assert any claim or cause of action against the Seller, its Subsidiaries or any of their respective direct or indirect directors, officers, employees, agents, shareholders, affiliates, consultants, counsel, accountants, investment bankers or representatives with respect to any such estimates, projections, forecasts, plans, budgets and similar materials and information regarding or relating to the future operating and financial performance of the Corporation and its Subsidiaries, or hold any such other Person liable with respect thereto.
               (iii) The Purchaser acknowledges and agrees that it has not received or been provided with any offering memorandum within the meaning of any applicable securities Laws so as to assist them in making an investment decision in respect of the Purchased Shares. The Purchaser hereby irrevocably waives and agrees not to make any claim against the Seller on the basis that it received any such offering memorandum.
               (iv) The Purchaser has not been induced to enter into this Agreement by reason of any representation, warranty, opinion, advice or assertion of fact that has not been reduced to writing and expressly included as a term of this Agreement or any document delivered pursuant to this Agreement.
ARTICLE 4.
COVENANTS
     4.1. Interim Operations of the Corporation.
          For the period commencing on the date hereof and ending on the Closing Date, the Corporation shall, and shall cause its Subsidiaries to, and the Seller shall cause the Corporation and its Subsidiaries to, except (i) as expressly required hereby or under applicable Law, (ii) as provided for in the Reorganization Plan or (iii) as otherwise consented to in advance in writing by the Purchaser, which consent shall not be unreasonably withheld or delayed (provided that any competitively-sensitive information delivered to the Purchaser in relation to any such consent shall be accessed only by appropriately screened Purchaser personnel or advisors):
               (a) conduct the business of the Corporation in all material respects in the ordinary course on a basis consistent with past practice;
               (b) use all commercially reasonable efforts to maintain good relations with employees, customers and suppliers, including preserving its goodwill;
               (c) use all reasonable efforts to continue in force all Insurance Policies and establish new policies of insurance as appropriate, consistent with past practice, give all notices and present claims under all insurance policies in a timely fashion and retain any and all insurance proceeds paid to the Corporation or any of its Subsidiaries in respect of any loss;
               (d) comply in all material respects with all Laws affecting the operation of the business of the Corporation and the Material Subsidiaries;

          (e) not terminate the President and Chief Executive Officer of the Corporation without the consent of the Purchaser, which consent will not be unreasonably withheld or delayed if such termination is determined by the Corporation, acting reasonably and in good faith, to be in the best interest of the Corporation;
          (f) not make or revoke any material Tax election or file Tax Returns on a basis inconsistent with those prepared for prior taxable periods unless different treatment of any item is required by intervening change in applicable Law;
          (g) not amend or modify the articles, by-laws or comparable governing documents of the Corporation or any of its Subsidiaries;
          (h) not authorize for issuance or issue any additional shares of the capital stock of (or other ownership interest in) the Corporation or any of its Subsidiaries, or securities convertible into or exchangeable for shares of the capital stock of or other ownership interests in the Corporation or any of its Subsidiaries, or issue or grant any right, option or other commitment for the issuance of shares of the capital stock of (or other ownership interest in) the Corporation or any of its Subsidiaries;
          (i) not declare any dividend or other distribution, pay or set aside for payment any dividend or other distribution to any shareholder or any Affiliate thereof (save and except by any Subsidiary of the Corporation to any other Subsidiary of the Corporation or to the Corporation);
          (j) not acquire (by purchase, redemption or otherwise) any capital stock or other equity securities ownership interest in any Person;
          (k) not transfer, sell, assign or otherwise dispose of any assets shown or reflected in the Financial Statements that are material to the Corporation;
          (l) not incur or assume any obligation or liability (fixed or contingent), including the incurrence of any indebtedness, liabilities, guarantees, capitalized lease obligations or obligations for borrowed money or the making of any loans, advances or capital contributions to, or investments in, any other Person, except unsecured current obligations and immaterial liabilities incurred in the ordinary course of business, consistent with past practice. Notwithstanding the foregoing, the Corporation shall be entitled to drawdown on any loans or credit facilities of the Corporation shown or reflected in the Financial Statements, provided that the aggregate amount of all such loans, less the cash and cash equivalents on hand of the Corporation as of the Closing shall not exceed $78,000,000;
          (m) not establish any new Benefit Plan or change in any material respects the term of any bonus, commission or existing Benefit Plan, grant any bonus, whether monetary or otherwise, make any wage or salary increases in respect of any employees, increase the benefits of or change the terms of employment for any employee or enter into any severance or termination agreement with any such employee, except (X) (i) increases in compensation based on merit or cost of living adjustments or (ii) resulting from promotions and discretionary bonuses, in each case awarded in the ordinary course of business, consistent with past practice and (Y) severance or termination arrangements which are viewed by the President and Chief

Executive Officer of the Corporation as being in the best interest of the Corporation, provided that such severance arrangements are on terms not materially more favourable than such employee would be entitled pursuant to applicable laws (including any entitlements under any applicable employment agreement);
          (n) not, directly or indirectly, engage in any transaction, make any loan or enter into any arrangement with any officer, director (or Person in a similar position), employee (whether current or former or retired), consultant, independent contractor or agent, except for compensation and benefit arrangements made in the ordinary course of business, consistent with past practice;
          (o) not grant, create, incur or suffer to exist any Lien on any asset of the Corporation that did not exist on the date hereof, other than Liens (i) that would constitute Permitted Liens or (ii) would not adversely affect the Financing;
          (p) except as may be required as a result of a change in Law or in GAAP, not change any of the accounting principles or practices used by the Corporation or any of its Subsidiaries which would materially affect its respective reported consolidated assets, liabilities or results of operations;
          (q) not enter into or amend, terminate or renegotiate in any material respect, other than renewals in the ordinary course of business, (i) any Material Contract or (ii) any other Contract that involves, or, as of its effective date, will involve, payment or other obligations or receipts, in either case, of $10,000,000 or more in the aggregate or (iii) any Contract involving the lease of more than one transponder for a period of two or more years or the sale of more than one transponder, provided that the Corporation may enter into (i) any revenue-generating Contract which does not involve any material expenditure obligations on the part of the Corporation or any of its Subsidiaries in the ordinary course of business consistent with past practice, or (ii) with respect to the proposed satellites known as “Nimiq 4” and “Nimiq 5”, any procurement Contract involving capital expenditures (including, without limitation, any Contract to acquire, launch or insure such satellite) within the budget therefor approved by the Corporation’s board of directors and provided to the Purchaser on or before the date hereof;
          (r) not settle or compromise any material Tax Claim or Liability or enter into a settlement or compromise with respect to any material Taxes;
          (s) not enter into, amend, terminate or renegotiate (i) any agreements relating to orbital slot licenses, (ii) any coordination agreements that impose limitations or restrictions on the Corporation or any of its Subsidiaries or (iii) any Intercompany Contract (other than any BCE Communications Contract); or
          (t) not authorize, agree or otherwise become committed to do any of the foregoing.
     4.2. Industry Canada Matters.
          (a) Subject to the provisions of this Section 4.2, the Corporation shall, as soon as reasonably practicable following the date hereof, prepare and file the Industry Canada

Applications with Industry Canada. Each of the parties shall at all times reasonably cooperate with each other party with respect to obtaining the Industry Canada Applications, provided that the Corporation shall prepare and have control over such applications, including the presentation of any application at any public hearing held to consider it, if applicable, subject to the participation of and consultation with the Purchaser.
          (b) The Corporation shall consult with, and consider in good faith any suggestions or comments made by, the other parties with respect to the documentation relating to the Industry Canada Applications (including, without limitation, such applications), provided that, to the extent any such document or application contains any information or disclosure relating to the Purchaser, any Purchaser Party or any Affiliate of the Purchaser or any Purchaser Party, the Purchaser shall have approved such information or disclosure prior to the submission or filing of any such document or application (which approval shall not be unreasonably withheld or delayed). Each other party shall promptly furnish to the Corporation or its counsel such information and assistance as the Corporation may reasonably request in order to prepare the documentation relating to the Industry Canada Applications.
          (c) The Corporation shall diligently pursue the Industry Canada Applications on the terms set forth in such applications which shall be consistent with the terms of this Agreement. The Corporation shall request that the Industry Canada Applications be processed by Industry Canada on an expedited basis and, to the extent that a public hearing is held for any of the Industry Canada Applications, the Corporation shall request the earliest possible hearing date for the consideration of such application.
          (d) The Corporation shall inform the other parties or their respective counsel on a regular basis as to the status of the processing of the Industry Canada Applications by Industry Canada and shall immediately provide each of the other parties or their respective counsel with copies of any correspondence from or to Industry Canada prior to the Closing.
          (e) The Purchaser shall, after consultation with the Corporation and Seller, diligently file with Industry Canada any information, documentation, corporate by-laws, unanimous shareholders agreements or any other such information which Industry Canada requires to be filed in connection with the Industry Canada Applications including as to whether the Purchaser complies with Canadian foreign ownership and control requirements, and shall consider in good faith any suggestions made by the other parties to this Agreement. In particular, the Purchaser shall immediately provide each of the other parties to this Agreement with copies of any correspondence from Industry Canada and a complete or redacted copy of any response to Industry Canada as soon as practicable after it is sent.
          (f) Representatives of the Purchaser designated by the Purchaser from time to time shall have the right to attend all meetings and to participate in all conference telephone calls that are attended by or participated in by representatives of the Corporation and/or the Seller, on the one hand, and of Industry Canada, on the other hand. To the extent practicable, the Corporation or the Seller, as the case may be, shall provide the Purchaser with prior notice of each such meeting and conference telephone conference call (it being understood that such notice shall be provided to the Purchaser immediately after the Corporation or the Seller, as the case may be, becomes aware of any such meeting or conference telephone call).

          (g) None of the parties shall take any action that will have the effect of delaying, impairing or impeding the approval of the Industry Canada Applications.
          (h) The Purchaser shall pay all filing fees, if any, required in connection with obtaining the Industry Canada Approval.
     4.3. FCC Matters.
          (a) Each of the Purchaser, the Seller and the Corporation will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each of the other parties in doing, all things necessary, proper or advisable under applicable Law to obtain the FCC Approval. In furtherance and not in limitation of the foregoing, each party agrees to make or cause to be made any appropriate filing or filings that are required by or advisable under the United States Communications Act (including the rules, regulations and policies promulgated there under by the FCC) as promptly as practicable, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the United States Communications Act or by any Governmental Entity of the United States participating in a review of such filing or filings pursuant to the United States Communications Act.
          (b) Each of the Purchaser, the Seller and the Corporation, in connection with the efforts referenced in subsection (a) above to obtain the FCC Approval shall use its reasonable best efforts to (i) cooperate to prosecute the FCC Applications with reasonable diligence and otherwise use its reasonable best efforts to obtain the FCC Approval expeditiously as practicable, including the exercise of reasonable diligence to comply with any request from the FCC or any other Governmental Entity of the United States for additional documents, information or materials; (ii) cooperate in all respects with each other party in connection with any filing or submission; (iii) notify each other party promptly following any communication received by such party from, or given by such party to, the FCC or any other Governmental Entity of the United States and of any communication received or given in connection with any proceeding by a private party and, in each case, provide the other party with a copy of any written communication promptly after the receipt thereof; and (iv) oppose any petitions to deny or other objections filed with respect the FCC Applications, including any administrative or judicial review and any request for reconsideration or review of any FCC Approval. Each of the Purchaser, the Seller and the Corporation shall take or cause to be taken all actions necessary, appropriate or desirable to permit the FCC to approve in a timely fashion the FCC Applications including using its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity of the United States participating in a review of such FCC Applications under the United States Communications Act.
          (c) The parties shall request that the FCC Applications be processed by the FCC on an expedited basis. The Seller shall have the right to request that the FCC not link the process to approve the FCC Applications with the process to approve of the application to transfer the Skynet Assets to the Purchaser (“Skynet Application”) and process the FCC Applications separately from that of the Skynet Applications and the Purchaser agrees to support such request and use its reasonable best efforts to convince the FCC to agree to the above request.

          (d) Representatives of each of the parties shall have the right, subject to applicable Law, to attend all material meetings and to participate in all material conference calls that are attended by or participated in by representatives of any other party, on the one hand, and of FCC or any Governmental Entity of the United States participating in a review of such FCC Applications under the United States Communications Act, on the other hand. To the extent practicable, each party shall provide the other parties with prompt prior notice of each such material meeting and material conference call (it being understood that such notice shall be provided immediately after the party becomes aware of any such meeting or conference call).
          (e) None of the parties shall take any action that will have the effect of delaying, impairing or impeding the approval of the FCC Applications.
          (f) Notwithstanding anything to the contrary contained in this Agreement, the Seller shall have the right, in its sole discretion, to waive, and if such waiver is exercised the Purchaser shall be deemed to have also waived, FCC Approval as a condition to the obligations of the parties hereto to consummate the transactions contemplated hereby if it causes the Corporation, prior to the Closing, to transfer to the Seller or an Affiliate of the Seller (the “Pro Forma Licensee”), other than the Corporation or one of the Subsidiaries, all of the issued and outstanding shares of Infosat and all of the FCC Licenses, certificates and authorizations (the “Authorizations”) held by the Corporation pursuant to a pro forma transfer application that the Corporation will in that case file with the FCC and diligently pursue. Following the completion of the transfer through to the Closing, the covenants contained Section 4.1 will continue to apply to Infosat as though it were still a Subsidiary of the Corporation (it being understood and agreed that the effect of such covenants is to require Infosat to retain its earnings from and after the date of this agreement for the ultimate benefit of the Purchaser following the Closing). The Pro Forma Licensee shall have control over the Authorizations and over Infosat, which in turn shall have control over its FCC Licenses, certificates and authorizations, to the extent required under applicable Law. At the Closing, along with the Purchased Shares the Purchaser shall purchase, and the Seller shall sell, all of the assets and business associated with the Authorizations, and Purchaser shall enter into a management agreement with the Pro Forma Licensee pursuant to which management agreement Purchaser or one of its Affiliates will manage the business and operations of Infosat to the fullest extent permitted by applicable Law in return for a fee equal to the net profits, if any, of such business during the period of management, it being understood and agreed that the Purchaser shall indemnify and hold harmless the Seller, Corporation and the Pro Forma Licensee from and against any net losses incurred during such period, any Taxes resulting from the transfer to the Pro Forma Licensee and the transfer from the Pro Forma Licensee to the Purchaser, and any other Losses (substituting Seller, Corporation and Pro Forma Licensee, as applicable, for Indemnified Party in the definition of Losses) suffered or incurred as a result of the transfer to the Pro Forma Licensee and/or transfer from the Pro Forma Licensee to the Purchaser, and/or management agreement and related matters from and after the Closing Date, (except for any losses attributable to Seller’s fraud). Following the Closing Date, the parties hereto will continue to seek FCC approval of the transfer of the Authorizations and of the change of control of Infosat to the Purchaser as provided above with respect to the FCC Licenses, and immediately following such approval, subject to the indemnification set out above, the Pro Forma Licensee will transfer the Authorizations and all of the issued and outstanding stock of Infosat to the Purchaser or as the Purchaser shall direct for no additional consideration. None of the representations or warranties of the Seller set forth in this Agreement shall be deemed to have been breached by virtue of the Corporation, its Subsidiaries or the Seller undertaking any transaction pursuant to its obligations under this subsection 4.3(f).
          (g) The Purchaser shall pay all filing fees, if any, required in connection with obtaining any approvals of the FCC, including the FCC Approval, for applications made pursuant to this Section 4.3.
     4.4. Minor Regulatory Matters.
          (a) Subject to the provisions of this Section 4.3, the Corporation shall, as soon as reasonably practicable, prepare and file such material as is required to obtain the Minor Regulatory Approvals. Each of the parties shall at all times reasonably cooperate with each other party with respect to obtaining the Minor Regulatory Approvals, provided that the Corporation shall prepare and administer the process for obtaining the Minor Regulatory Approvals, including the presenting at any public hearing held as part of the Minor Regulatory Approvals process, subject to the participation of and consultation with the Purchaser.
          (b) The Corporation shall consult with, and consider in good faith any suggestions or comments made by, the other parties, with respect to the documentation relating to the Minor Regulatory Approvals process, provided that, to the extent any such document contains any information or disclosure relating to the Purchaser, any Purchaser Party or any Affiliate of the Purchaser or any Purchaser Party, the Purchaser shall have approved such information or disclosure prior to the submission or filing of any such document (which approval shall not be unreasonably withheld or delayed). Each other party shall promptly furnish to the Corporation or its counsel such information and assistance as the Corporation may reasonably request in order to prepare the documentation relating to the Minor Regulatory Approvals process.
          (c) The Corporation shall diligently pursue the Minor Regulatory Approvals on terms consistent with the terms of this Agreement. The Corporation shall request that the Minor Regulatory Approvals be processed by the applicable Governmental Entities on an expedited basis and, to the extent that a public hearing is held, the Corporation shall request the earliest possible hearing date for the consideration of the Minor Regulatory Approvals.
          (d) The Corporation shall inform the other parties or their respective counsel on a regular basis as to the status of the Minor Regulatory Approvals process and shall immediately provide each of the other parties or their respective counsel with copies of any correspondence from or to any Governmental Entities involved in the Minor Regulatory Approvals process.
          (e) The Purchaser, following consultation with the Corporation and the Seller, shall diligently file any information, documentation, corporate by-laws, unanimous shareholders agreements or any other such information that any Governmental Entity requires in its determination of the Minor Regulatory Approvals and shall consider in good faith any suggestions made by other parties to this Agreement. In particular, the Purchaser shall provide each of the other parties to this Agreement with copies of any correspondence from such Governmental Entities related to the Minor Regulatory Approvals and a complete or redacted copy of any response provided to such Governmental Entities as soon as practicable after it is sent.
          (f) Representatives of the Purchaser designated by the Purchaser from time to time shall have the right to attend all meetings and to participate in all conference telephone calls that are attended by or participated in by representatives of the Corporation and/or the Seller, on the one hand, and of any Governmental Entity involved in the Minor Regulatory process, on the other hand. To the extent practicable, the Corporation or the Seller, as the case may be, shall provide the Purchaser with prior notice of each such meeting and conference telephone conference call (it being understood that such notice shall be provided to the Purchaser immediately after the Corporation or the Seller, as the case may be, becomes aware of any such meeting or conference telephone call).
          (g) None of the parties shall take any action that will have the effect of delaying, impairing or impeding the approval of the Minor Regulatory Approvals.
          (h) The Purchaser shall pay all filing fees required in connection with obtaining the Minor Regulatory Approvals.
     4.5. Competition Law Matters.
          (a) The parties shall use their commercial best efforts to promptly provide or cause to be provided to the Governmental Entities with regulatory jurisdiction over enforcement of any applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation Law (“Antitrust Laws” and each such Governmental Entity, a “Governmental Antitrust Entity”) information and documents requested by the Governmental Antitrust Entity or necessary to permit consummation of the transactions contemplated by this Agreement, including promptly preparing and filing any notification or form and related material required under the Antitrust Laws, and thereafter to promptly respond to any request for additional information or documentary material requested by the Governmental Antitrust Entity.
          (b) In so doing, the parties shall cooperate and keep each other informed as to the status of the proceedings with each Governmental Antitrust Entity, including providing each other with copies of all related applications, notifications, filings and submissions, excluding any part thereof constituting confidential information, in draft form, in order for each of the parties to provide comments thereon. As soon as practicable, the party to whom a request from a Governmental Antitrust Entity was made shall provide its proposed submission or response to each of the other parties or their counsel, shall consult with the other parties or their counsel as to the content of the proposed submission or response, and shall consider in good faith any suggestions made by the other parties or their counsel concerning the proposed submission or response, all with a view to promptly furnishing to the Governmental Antitrust Entity the information requested. In the event that any meeting or call is scheduled with a Governmental Antitrust Entity, each party and its counsel shall be given the opportunity to attend such meeting or call in person. Notwithstanding the foregoing, each party reserves the right to limit or restrict the exchange of competitively sensitive information about such party from the other party (although, in such cases, external counsel shall be allowed access to such information where reasonably necessary in connection with any proceedings before a Governmental Antitrust Entity).
          (c) None of the parties shall take any action that will have the effect of delaying, impairing or impeding the expiration of a waiting period under the Competition Act, the HSR Act or any other applicable Antitrust Law, unless approved in writing by the Seller and the Purchaser.
          (d) Each party shall take promptly any or all of the following actions to the extent necessary to eliminate any concerns on the part of any Government Antitrust Entity regarding the legality under any Antitrust Law of the consummation of the transactions contemplated hereunder: (i) providing information; (ii) making proposals, (iii) entering into and performing agreements or submitting to judicial or administrative orders; or (iv) solely with respect to the Purchaser, selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets, or businesses, of the Purchaser or any of its Subsidiaries.
          (e) Each party shall use its best efforts, including, without limitation, taking any action contemplated by subsection 4.5(d) to prevent the entry in a judicial or administrative proceeding brought under any Antitrust Law by any Governmental Antitrust Entity or any other Person of any injunction or other order that would: (i) make the consummation of the transactions contemplated hereunder in accordance with the terms of this Agreement unlawful or (ii) prevent or delay such consummation.
          (f) The Purchaser shall pay all filing fees required in connection with obtaining the Competition Act Approval, the HSR Act Approval and the Other Antitrust Approvals.
     4.6. Corporation Third Party Consents and Other Actions.
          (a) The Corporation shall diligently pursue all of the Corporation Third Party Consents and the parties shall use their respective commercially reasonable efforts to support the Corporation’s pursuit of the Corporation Third Party Consents and shall provide such assistance as is commercially reasonable to provide in order to obtain the Corporation Third Party Consents, including providing to the Corporation all necessary information.
          (b) All costs and expenses incurred with respect to pursuing the Corporation Third Party Consents shall be borne by the Corporation, other than costs and expenses of any advisors, including legal counsel, retained by the Purchaser or the Seller, which shall be for the account of each of them, as the case may be.
          (c) The Seller and the Purchaser shall take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. The Seller and the Purchaser shall use all reasonable commercial efforts to fulfill the conditions to the transactions contemplated by this Agreement.

     4.7. Access.
          To the extent reasonably requested by the Purchaser, the Corporation and, with respect to the administrative services (such as pension fund management, actuarial services, insurance and U.S. payroll administration), if any, it is providing to the Corporation (the “Seller Services”), the Seller shall afford the officers, employees, lenders, accountants, attorneys and other authorized representatives (“Representatives”) of the Purchaser full and complete access, during normal business hours throughout the period commencing on the date hereof and ending on the Closing Date, to the Representatives of the Corporation or any of its Subsidiaries and the properties, books, Contracts and records of the Corporation and its Subsidiaries and, during such period, the Corporation shall, and shall cause its Subsidiaries to, furnish promptly to the Purchaser all information concerning the business, properties, operations and personnel of the Corporation and its Subsidiaries as the Purchaser or its Representatives may reasonably request, including true copies of all Tax Returns prepared and filed by the Corporation and each of its Subsidiaries for all years that remain open to assessment or reassessment by any governmental agency, and at minimum the past five years, provided that no investigation pursuant to this Section 4.7 shall affect or be deemed to modify any representation or warranty made herein by the Seller. The Corporation shall not be required to permit any inspection, or to disclose any information which would violate, in any material respect, any Law or would reasonably be expected to violate any Contract in such a manner as would result in material liability on the part of the Corporation or any of its Subsidiaries, which in the reasonable judgment of the Seller or the Corporation or any of its Subsidiaries would result in the disclosure of any trade secrets of third parties, disclosure of any competitively sensitive information, disclosure of attorney-client privileged information or violate any obligation of the Corporation or any of its Subsidiaries with respect to confidentiality (provided that, to the extent that the Corporation or any of its Subsidiaries is so restricted or prohibited from providing such access, the Seller shall, or shall cause the Corporation and the applicable Subsidiaries to, use reasonable best efforts to obtain any consent, waiver or approval with respect to such restriction or prohibition necessary to provide such access to the Purchaser). All requests for information made pursuant to this Section 4.7 shall be directed to such Person or Persons as may be designated by the Seller or the Corporation from time to time. The Seller will cooperate with the Purchaser as the Purchaser shall reasonably request to effectuate a mutually agreeable transition of the Seller Services at the Closing.
     4.8. Notification of Certain Matters.
          Prior to Closing, the Purchaser and the Seller shall give each other prompt notice of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect; (b) any failure of any party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (c) the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would reasonably be likely to result in a Material Adverse Effect on the Corporation or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

     4.9. Publicity.
     Unless otherwise required by applicable Laws or by obligations of the parties or their Affiliates pursuant to any listing agreement with or rules of any Securities Commission, each party hereto shall consult with each other party hereto before issuing any press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of any other party hereto and shall not issue any such release or make any such statement without the prior written consent of such other party (such consent not to be unreasonably withheld or delayed).
     4.10. Conduct of Purchaser.
     For the period commencing on the date hereof and ending on the Closing Date, the Purchaser shall not, and shall not permit any of its direct or indirect Subsidiaries to, take any action or agree to take any action that would reasonably be likely to (i) result in any of the representations and warranties set forth in Section 3.2 becoming false or inaccurate in any material respect or (ii) delay, impair or impede the receipt of any Major Regulatory Approval.
     4.11. Financing.
     (a) The Corporation shall, and the Seller shall cause the Corporation to: (i) provide prior to Closing reasonable cooperation in connection with the arrangement by the Purchaser of the Financing, including, (A) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, including one or more certificates of the chief financial officer of the Corporation with respect to solvency and other matters, comfort letters of accountants, management representation letters to such accountants, and legal opinions customarily delivered in connection with comparable financings, participation in “road show” and rating agency presentations, attendance at meetings with rating agencies and potential investors, due diligence sessions and, subject to Section 4.7 hereof, access to due diligence materials, in each case as may be reasonably requested by the Purchaser, and (B) all financial statements and financial data for the Corporation and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements of securities under Rule 144A of the Securities Act to consummate any offering of debt or equity securities of the Corporation (or any direct or indirect parent thereof), including replacements thereof prior to any such information becoming dated or otherwise unusable for such purpose: and (ii) provide to the Purchaser on a timely basis prior to Closing all financial statements, projections, forecasts and other financial information as may be reasonably requested by the Purchaser, including, without limitation, not later than March 15, 2007, the audited consolidated balance sheet for the Corporation and its Subsidiaries as at December 31, 2006, together with the audited consolidated statements of income and cash flows for the year ended December 31, 2006 together with the notes to such consolidated balance sheet and statements of income and cash flows, certified by the independent auditors of the Corporation. The parties acknowledge that any fees payable by the Corporation in connection with the Financing shall be subject to the occurrence of Closing. The Purchaser acknowledges that (i) any assistance provided by the Corporation or the Seller or any of their respective Affiliates, directors (or Persons in similar positions), officers, employees and representatives is being provided at the request of the Purchaser, and (ii) none of them shall have any liability to any lenders under or purchasers of such securities, or prospective lenders under or purchasers of such securities, in connection with the activities contemplated by this Section 4.11. The Purchaser shall reimburse the Corporation and the Seller for their reasonable and documented out-of-pocket expenses and other costs incurred by way of any of them providing the assistance contemplated by this Section 4.11 and shall indemnify and hold harmless the Corporation, the Seller and their respective Affiliates, directors, officers and representatives from and against any third party claims resulting from any assistance or activities provided pursuant to this Section 4.11. The Purchaser and the Seller agree to provide reasonable cooperation in connection with any of the matters referred to in this Section 4.11.
          (b) The Purchaser shall use its commercially reasonable efforts to promptly satisfy all conditions within its control contained in the Commitment Letters. The Purchaser shall promptly advise the Seller of any developments with respect to the Commitment Letters that are reasonably likely to materially delay or impair the consummation of the transactions contemplated by this Agreement.
     4.12. Insurance.
          The Corporation shall, and shall cause its Subsidiaries to, and the Seller shall cause the Corporation and its Subsidiaries to, maintain such insurance with such coverage and in such amounts, with such deductibles and against such risks and losses as are reasonable in respect of the business and operations of the Corporation and its Subsidiaries. Without limiting, and in furtherance of, the foregoing, the Corporation shall, and shall cause its Subsidiaries to, and the Seller shall cause the Corporation and its Subsidiaries to obtain, at the Purchaser’s expense, such additional insurance with such coverage and in such amounts, with such deductibles and against such risks and losses as the Purchaser may request from time to time prior to the Closing, provided that, in the event that this Agreement is terminated prior to the Closing, such additional insurance shall be cancelled and terminated by the Corporation or the Material Subsidiaries (as applicable) as promptly as practicable after such termination of this Agreement and any premiums or other amounts refunded or paid to the Corporation or the Material Subsidiaries in respect of such insurance shall be paid over to the Purchaser by the Corporation or any such Material Subsidiary promptly after receipt thereof.
     4.13. Intercompany Arrangements
          (a) The Seller shall cause all indebtedness of the Corporation or any of its Subsidiaries to the Seller or any of its Affiliates (other than (i) any indebtedness of the Corporation or any Subsidiary to the Corporation or any Subsidiary, (ii) trade payables and (iii) the Safe Income Notes) to be capitalized, cancelled and extinguished in each case for the full amount owing thereunder, as of the Closing and for the Corporation and its Subsidiaries to be irrevocably and unconditionally discharged from any liabilities or obligations in respect of such indebtedness from and after the Closing.
          (b) As to any Intercompany Contract entered into on or prior to the Closing Date that is not identified on Schedule 4.13(b) of the Seller Disclosure Letter or not a BCE Communications Agreement, the Seller acknowledges and agrees that, until the later of the Closing Date and 30 days following the date on which the Purchaser shall first have knowledge of such Intercompany Contract, the Purchaser and/or the Corporation shall have the right to terminate such Intercompany Contract (without penalty to the Corporation or any of its Subsidiaries) if the Purchaser shall determine in good faith that such Intercompany Contract contains provisions that are not arm’s-length commercial terms and are not in the best interests of the Corporation or its Subsidiaries to continue in force and effect.
          (c) From and after the date hereof and until ten (10) days prior to the Closing Date, the Purchaser shall have the right to instruct the Corporation and the Seller, and the Seller shall cause its Affiliates (including, without limitation, the Corporation and its Subsidiaries), to amend or modify any Intercompany Contract set forth on Schedule 4.13(b) of the Seller Disclosure Letter that is identified by an asterisk (“*”) adjacent thereto to contain the provisions set forth on Schedule 4.13(c) attached hereto mutatis mutandis.
          (d) Without limiting any other provision in this Section 4.13, on or before the Closing Date, the Corporation shall enter into an Intercompany Contract with Bell ExpressVu Limited Partnership, and the Seller shall cause the Corporation and Bell ExpressVu Limited Partnership to enter into an Intercompany Contract, relating to the Corporation Satellite currently referred to as “Nimiq 5,” which Intercompany Contract shall be in the form thereof provided to the Purchaser on or before the date hereof.
     4.14. Reorganization Plan
          (a) Following the execution of this Agreement and prior to the Closing Date, the Seller shall implement or shall cause to be implemented the Reorganization Plan, provided that the Seller may (i) make any amendment or change to the Reorganization Plan in the event of the announcement of any amendment to the Income Tax Act or any amendment to, or the issuance of, any applicable public statement of administrative practice of the Canada Revenue Agency announced on or after the date hereof that would, in either case, in the reasonable opinion of the Seller, if effective from the date of announcement result in consequences of the Reorganization Plan other than as anticipated by the Seller or (ii) decide not to implement any step of, or amend, the Reorganization Plan; if in either case the Corporation and its Subsidiaries would not be prejudiced; provided that, in either case, the Seller shall seek the Purchaser’s consent to any such amendment or change to the Reorganization Plan (including a decision not to implement a step of the Reorganization Plan), by providing written notice of the proposed amendment or change to the Purchaser no later than thirty (30) days prior to the earlier of the Closing Date and the date on which the transaction or event affected by such amendment or change would be implemented, in which case the Purchaser agrees to consider such amendment or change in good faith and to provide consent thereto, such consent not to be unreasonably withheld. If the Purchaser determines not to consent to the amendment or change or the Seller fails to give notice, the Seller may nonetheless proceed provided that, in such event, and notwithstanding any reference to “for any Pre-Closing Tax Period” in Section 7.2(c) or Section 3.1(p)(iv), the indemnity in section 7.2 solely as it relates to Losses or Taxes arising from the amendment or change to the Reorganization Plan will include any such Losses and Taxes attributable to Pre-Closing Tax Periods and subsequent tax periods. Notwithstanding the foregoing, Seller may not make or effect any such amendment or change to, fail to implement any part of, the Reorganization Plan if such amendment, change or failure would result in (i) any of the patents described in the Reorganization Plan not being transferred to the Corporation prior to the Closing Date, (ii) any decrease in the assets of the Corporation and its Subsidiaries, or (iii) any increase in the liabilities of the Corporation or any of its Subsidiaries, including, without limitation, Tax Liabilities. Correct and complete copies of all documents pertaining to the Reorganization Plan to which the Corporation is a party will be provided by the Seller to the Purchaser no later than the fifth (5th) Business Day prior to the Closing Date. The Seller and the Corporation shall provide to the Purchaser a copy of the final form of each agreement, document and instrument pursuant to which the Reorganization Plan is to be effectuated not less than four (4) Business Days prior to the execution or effective date of such agreement, document or instrument (as the case may be). The Seller agrees to indemnify the Purchaser for any Losses or Taxes resulting from the Reorganization Plan including any amendments, changes or decisions with respect to the Reorganization Plan pursuant to this Section 4.14(a), in the manner and to the extent set forth in subsection 7.2(c) hereof.
          (b) Upon the Purchaser’s request to be given no less than twenty (20) Business Days before Closing and to the extent specified by the Purchaser, Seller shall cause the Corporation to transfer all assets and liabilities constituting a “permanent establishment” maintained by the Corporation in the United States and Argentina within the meaning of the applicable income tax treaty and certain assets generating income from sources within the United States to one or several newly formed direct corporate subsidiaries of the Corporation incorporated in a United States or Argentine jurisdiction specified by the Purchaser, provided that (i) neither the Corporation nor the Seller shall be required to take any such action if it is in contravention of any Law or Material Contract, or if a required consent to transfer is not obtained; (ii) such transfer shall be implemented as close as possible to the Closing; (iii) the Purchaser has confirmed that it is prepared to proceed immediately to Closing and the Seller, acting reasonably, is otherwise satisfied that the Closing is capable of occurring; (iv) the Purchaser shall reimburse the Seller and the Corporation for all reasonable and documented out-of-pocket costs incurred by the Seller or the Corporation in connection with any actions taken by them in accordance with this Section 4.14(b); and (v) the Purchaser shall indemnify and hold harmless the Seller and the Corporation from and against any and all liabilities, Taxes, Losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them as a result of effecting such transfer. The Seller agrees to work cooperatively with the Purchaser and its advisors for purposes of assisting the Purchaser in identifying which assets and liabilities constitute such permanent establishment or US source assets. None of the representations or warranties of the Seller shall be deemed to have been breached by virtue of the Corporation or the Seller undertaking such transactions at the request of the Purchaser.
     4.15. Non Solicit.
          For a period of five (5) years after the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment (as an employee or independent contractor), or cause or induce to terminate their employment with the Corporation or any of its Subsidiaries, any officer or other member of senior management of the Corporation or any of its Subsidiaries or otherwise hire any such individual, provided that the foregoing shall not prohibit the Seller or any of its Affiliates from placing advertisements for employment in a newspaper, periodical or other similar media of general circulation, or on the radio, Internet or similar media, in each case that is not specifically targeted at any such individuals or from hiring any such individuals who respond to any such advertisement on their own accord and without any encouragement, solicitation or inducement by the Seller or any of its Affiliates (other than such advertisement).
     4.16. DBS Slot
          For a period of ten (10) years following the Closing Date, Seller shall not, and shall cause its Affiliates not to, oppose any application of the Corporation or any of its Subsidiaries to renew the licenses at 72.5 degrees WL, 82 degrees WL and 91 degrees WL as well as any other similar licences owned by the Corporation and its Subsidiaries as of the Closing Date, and the Seller shall, and shall cause its Affiliates to, otherwise use their respective commercially reasonable efforts to support any such application.
     4.17. Indebtedness
          Not less than five (5) Business Days prior to the Closing Date, the Seller shall disclose in writing to the Purchaser a list (including related Contract (as amended and in effect), the principal amount, the maturity date, the collateral or security thereunder and the administrative agent or Person serving in a similar capacity thereunder) of all indebtedness of the Corporation and each Subsidiary thereof to third parties for borrowed money outstanding as of the Closing Date.
     4.18 Other Covenants
     For a period of ten (10) years starting on the Closing Date, the Purchaser shall, and shall cause the Corporation to, and, after Closing, the Corporation shall :
(a)	not change or modify the name of the Corporation;

(b)	ensure that, for so long as the board of directors of the Corporation has independent directors, such independent directors shall all be Canadian residents and a minimum of 70% of the board of directors of the Corporation shall be composed of Canadian residents provided that this covenant shall terminate prior to the expiry of the period set forth above upon the occurrence of (i) any amendment or change to the relevant provisions of the Telecommunications Act (and the applicable regulations thereunder) affecting the Canadian residency requirement of the directors of the Corporation and (ii) Public Sector Pension Investment Board no longer being a direct or indirect shareholder of the Corporation;

(c)	maintain the head office of the Corporation in the national capital region (Ottawa); and

(d)	use commercially reasonable efforts to conduct all its fixed satellite services research and development activities in Canada.
     In the event (i) the Purchaser sells or otherwise transfers the shares in the share capital of the Corporation or (ii) the Corporation or the Purchaser, after any merger or amalgamation with the Corporation, sells or otherwise transfers all or substantially all of its assets to any Person, the

Purchaser or the Corporation, as the case may be, shall be required to obtain from such Person, and to deliver to the Seller, an instrument in writing executed by such Person agreeing to be bound by and to perform all of the obligations of the Purchaser and the Corporation under this Section 4.18.
ARTICLE 5.
CONDITIONS
     5.1. Conditions to Obligations of the Purchaser.
          The obligations of the Purchaser to purchase the Purchased Shares and the Safe Income Notes and consummate the other transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Purchaser to the extent permitted by applicable Law:
          (a) the Major Regulatory Approvals and the Corporation Third Party Consents which the Seller and the Purchaser have agreed in writing on or prior to the date hereof would need to be obtained shall have been obtained except those Corporation Third Party Consents for which the failure to obtain, individually or in aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Purchaser or the Corporation or prohibit the consummation of the transactions contemplated by this Agreement;
          (b) there shall not have been instituted or be pending any Action before any court or other Governmental Entity in Canada or the United States by any Governmental Entity of Canada or the United States seeking to prohibit the consummation of the transactions contemplated by this Agreement;
          (c) no Canadian or United States court or other Governmental Entity in Canada or the United States shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "Order”) which is in effect and prohibits the consummation of the transactions contemplated by this Agreement;
          (d) there shall not have occurred, following September 30, 2006 and prior to the Closing Date, a Material Adverse Effect with respect to the Corporation;
          (e) the representations and warranties of the Seller made in or pursuant to this Agreement, other than the representations and warranties set out in subsection 3.1(s) hereof, read as though they did not contain any qualification as to materiality or Material Adverse Effect, shall be true and correct at Closing with the same force and effect as if made at and as of the Closing Time; except where the failure of such representations or warranties to be so true and correct, in the aggregate and taken together with any matters or events referred to in the amended or supplemented disclosure contemplated below in this subsection 5.1(e), has not had a Material Adverse Effect on the Corporation. From time to time after the date of this Agreement until the close of business on the third (3rd) Business Day prior to the Closing Date, the Seller may deliver to the Purchaser a supplement or amendment to its written disclosure relating to the representations and warranties set forth in Section 3.1 that updates the matters set forth in such written disclosure to reflect (and only to reflect) events that have occurred after the date hereof and prior to such third (3rd) Business Day preceding the Closing Date. Any such amended or supplemented disclosure shall make specific reference only to such matters or events that occur after the date hereof and prior to such third (3rd) Business Day preceding the Closing Date and shall be deemed, upon its delivery to Purchaser, to amend and supersede the prior written disclosure as to the matters set forth therein for purposes of determining the indemnification rights of the Purchaser arising under Section 7.2 hereof with respect to any such matter or event;
          (f) the covenants contained in this Agreement to be complied with or performed by the Seller shall have been complied with or performed; provided that the matters set forth in this subsection shall not be a condition to the obligation of the Purchaser to consummate the purchase of the Purchased Shares and the Safe Income Notes hereunder unless and until such matters, in the aggregate, shall have had or may have a Material Adverse Effect on the Purchaser or the Corporation;
          (g) the Purchaser shall have received a certificate confirming the matters set forth in subsections 5.1(e) and 5.1(f), signed for and on behalf of the Seller by a senior officer of the Seller in form and substance satisfactory to the Purchaser, acting reasonably;
          (h) the Opinion of the Seller’s Counsel shall have been delivered to the Purchaser; and
          (i) the Reorganization Plan shall have been completed except (subject to Section 4.14) where the failure to complete any part of the Reorganization Plan shall not materially prejudice the Purchaser.
          The conditions set forth in subsections 5.1(d) to 5.1(i) are for the sole benefit of the Purchaser and may be waived by the Purchaser, by express or specific action to that effect, in whole or in part at any time and from time to time in its sole discretion.
     5.2. Conditions to Obligations of the Seller.
          The obligations of the Seller to sell the Purchased Shares and the Safe Income Notes and to consummate the other transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Seller to the extent permitted by applicable Law:
          (a) the Major Regulatory Approvals and the Corporation Third Party Consents which the Seller and the Purchaser have agreed in writing on or prior to the date hereof would need to be obtained shall have been obtained except those Corporation Third Party Consents for which the failure to obtain, individually or in aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Seller or the Corporation or prohibit the consummation of the transaction contemplated by this Agreement;
          (b) there shall not have been instituted or be pending any Action before any court or other Governmental Entity in Canada or the United States by any Governmental Entity of Canada or the United States seeking to prohibit the consummation of the transactions contemplated by this Agreement;

          (c) no Canadian or United States court or other Governmental Entity in Canada or the United States shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and prohibits the consummation of the transactions contemplated by this Agreement;
          (d) the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects at Closing with the same force and effect as if made at and as of the Closing Time; provided that the representations and warranties in subsection 3.2(d) with respect to the Structural Information shall be true and correct in all material respects at Closing with same force and effect as if made at and as of the Closing Time except to the extent that the information contained therein is not so true and correct as a result of any change or modification to, or deviation from, the structure and governance of Purchaser set forth therein as a result of the performance by the Purchaser of its obligations under Section 4.2, 4.3 or 4.4;
          (e) the covenants contained in this Agreement to be complied with or performed by the Purchaser shall have been complied with or performed in all material respects;
          (f) the Seller shall have received a certificate confirming the matters set forth in subsections 5.2(b) and 5.2(e), signed for and on behalf of the Purchaser by a senior officer of the Purchaser, in form and substance satisfactory to the Seller, acting reasonably; and
          (g) the Opinion of Purchaser’s Counsel shall have been delivered to the Seller.
          The conditions set forth in subsections 5.2(d) to 5.2(g) are for the sole benefit of the Seller and may be waived by the Seller, by express or specific action to that effect, in whole or in part at any time and from time to time in its sole discretion.
ARTICLE 6.
TERMINATION
     6.1. Termination by Mutual Consent.
          This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by the mutual consent of the Seller, on the one hand, and the Purchaser, on the other hand.
     6.2. Termination by the Purchaser.
          This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by the Purchaser:
          (a) if the Purchaser is not then in material default or breach of this Agreement and any condition set forth in Section 5.1 (other than with respect to any Major Regulatory Approval under subsection 5.1(a)) becomes incapable of fulfillment and is not waived by the Purchaser, provided however that (i) any such condition shall be a cause for termination of this Agreement only if the failure to fulfill such condition cannot be or has not been cured within twenty (20) Business Days after the giving of written notice by the Purchaser to the Seller of the event causing the condition to be incapable of fulfillment, such notice to be given promptly after the Purchaser becomes aware of such event (in which case, if necessary, the Closing Date shall be extended to the thirtieth (30th) day (but not beyond the Outside Date) after the day on which the failure has been cured by the Seller), and (ii) the right to terminate this Agreement under this subsection 6.2(a) shall not be available to the Purchaser if the cause for which the condition is incapable of being fulfilled is the result of any material default or breach of this Agreement by, or any wilful act on the part of, the Purchaser or any Purchaser Party designed to impede the consummation of any transaction contemplated hereby; or
          (b) if the Purchaser is not then in material default or breach of this Agreement, at any time after the Outside Date if the Closing has not occurred before 5:00 pm (Toronto time) on the Outside Date, by delivery of a notice thereof to the Seller, provided that, if (i) the Closing shall have failed to occur on or before the Outside Date as a result of any Major Regulatory Approval failing to be obtained, (ii) neither the Seller nor the Corporation is in material default or breach of this Agreement at the time of such termination, and (iii) at the time of such termination, the conditions set forth in subsections 5.1(b), (c), (d), (e), (f) and (i) have been satisfied, the Purchaser shall pay the Break-Up Fee to the Seller within five (5) Business Days of the date of such notice of termination in lieu of any and all other rights, remedies and actions for damages it might otherwise have against the Purchaser under this Agreement or in connection with the transactions contemplated hereby. The right to terminate this Agreement under this subsection 6.2(b) shall not be available to the Purchaser if the cause for which the Closing has not occurred by the Outside Date is the result of any material default or breach of this Agreement by, or any wilful act on the part of, the Purchaser or any Purchaser Party.
     6.3. Termination by the Seller.
          This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by the Seller:
          (a) if neither the Seller nor the Corporation is then in material default or breach of this Agreement and any condition set forth in Section 5.2 (other than with respect to any Major Regulatory Approval under subsection 5.2(a)) becomes incapable of fulfillment and is not waived by the Seller, provided however that (i) any such condition shall be a cause for termination of this Agreement only if the failure to fulfill such condition cannot be or has not been cured within twenty (20) Business Days after the giving of written notice by the Seller to the Purchaser of the event causing the condition to be incapable of fulfillment, such notice to be given promptly after the Seller becomes aware of such event (in which case, if necessary, the Closing Date shall be extended to the thirtieth (30th) day (but not beyond the Outside Date) after the day on which the failure has been cured by the Purchaser), and (ii) the right to terminate this Agreement under this subsection 6.3(a) shall not be available to the Seller if the cause for which the condition is incapable of being fulfilled is the result of any material default or breach of this Agreement by, or any wilful act on the part of, the Seller or the Corporation designed to impede the consummation of any transaction contemplated hereby;
          (b) if after nine (9) months from the date of the filing of the last of the Industry Canada Applications, if, through no fault of the Seller or the Corporation, the Industry

Canada Approval has not been obtained. For greater certainty, the Seller’s right to terminate after nine (9) months as provided for in this subsection 6.3(b) shall be at the Seller’s sole discretion provided that the Corporation and the Seller have been diligent in pursuing the Industry Canada Approval in good faith and in providing Industry Canada with any material information in the Corporation’s or the Seller’s possession or control that Industry Canada has requested in its determination of the Industry Canada Applications; or
          (c) if neither the Seller nor the Corporation is then in material default, at any time after the Outside Date if the Closing has not occurred before 5:00 pm (Toronto time) on the Outside Date by delivery of a notice thereof to the Purchaser, provided that, if (i) the Closing shall have failed to occur on or before the Outside Date as a result of any Major Regulatory Approval failing to be obtained, (ii) neither the Seller nor the Corporation is in material default or breach of this Agreement at the time of such termination, and (iii) at the time of such termination, the conditions set forth subsections 5.1(b), (c), (d), (e), (f) and (i) have been satisfied, the Purchaser shall pay the Break-Up Fee to the Seller within five (5) Business Days of the date of such notice of termination in lieu of any and all other rights, remedies and actions for damages it might otherwise have against the Purchaser under this Agreement or in connection with the transactions contemplated hereby. The right to terminate this Agreement under this subsection 6.3(c) shall not be available to the Seller if the cause for which the Closing has not occurred by the Outside Date is the result of any material default or breach of this Agreement by, or any wilful act on the part of, the Seller or the Corporation.
     6.4. Effect of Termination.
          In the event of the termination of this Agreement pursuant to this Article 6 (subject to subsections 6.2(b) and 6.3(c)), this Agreement shall become null and void and no party hereto (or any of its directors, officers or Affiliates) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement occurring prior to the date of such termination.
ARTICLE 7.
INDEMNIFICATION
     7.1. Survival of Covenants, Representations and Warranties.
          All representations and warranties set forth in Article 3 shall survive the Closing. Notwithstanding the foregoing, neither party shall be entitled to recover any Losses pursuant to Section 7.2 or Section 7.3 hereof unless written notice of a Claim is delivered to the other party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the first (1st) anniversary of the Closing Date; provided, however, that the Applicable Limitation Date with respect to the following Losses shall be as follows:
          (a) with respect to any Loss arising from or related to a breach of the representations and warranties of the Seller set forth in subsection 3.1(p) (Tax Matters) or any Taxes resulting from the Reorganization Plan, the Applicable Limitation Date shall be the 30th day after the last date on which the relevant Tax authority is entitled to assess or reassess the

Corporation or the relevant Subsidiary, as the case may be, with respect to the event which gave rise to such Loss;
          (b) with respect to any Loss arising from or related to a breach of the representations and warranties of the Seller set forth in subsections 3.1(a) (Corporate Organization and Qualification), 3.1(c) (Authorized Capital), 3.1(d) (Ownership of Shares) and 3.1(e) (Corporate Authority) or fraud on the part of the Seller, there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever);
          (c) with respect to any Loss arising from or related to a breach of the representations and warranties of the Purchaser set forth in subsections 3.2(a) (Corporate Organization and Qualification), 3.2(b) (Corporate Authority), 3.2(c) (Eligibility), 3.2(i) (Residency and Ownership Restrictions) and 3.2(j) (Accredited Investor) or fraud on the part of the Purchaser, there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever); and
          (d) all covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.
     7.2. Indemnification by the Seller.
          Subject to Section 7.7, the Seller agrees to indemnify and save harmless the Purchaser and, from and after the Closing, the Corporation, from all Losses suffered or incurred by the Purchaser or the Corporation as a result of or arising directly or indirectly out of or in connection with:
          (a) any breach by the Seller of, or any inaccuracy of, any representation or warranty of the Seller contained in Section 3.1 (provided that the Seller shall not be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided written notice of a Claim to the Seller on or prior to the Applicable Limitation Date related to such representation and warranty as set out in Section 7.1 hereof);
          (b) any breach or non-performance by the Seller or, prior to the Closing, the Corporation of any covenant or agreement to be performed by it which is contained in this Agreement; and
          (c) any Losses or Taxes resulting from the Reorganization Plan, in each case, (i) under proposed Part III.1 of the Income Tax Act or (ii) for any Pre-Closing Tax Period provided that, for greater certainty, and without conceding that any particular Tax or Loss is incurred as a result of the Reorganization Plan, the Seller and the Purchaser agree that no Taxes or Losses shall be considered to have been incurred as a consequence solely of (i) the tax basis of an asset acquired by the Corporation or a Subsidiary thereof as part of the Reorganization Plan being less than the fair market value thereof; (ii) any limitation on the deductibility of losses or on the ability to carry back Tax attributes to a Pre-Closing Tax Period arising as a consequence of the amalgamations occurring as part of the Reorganization Plan or (iii) any actions outside the ordinary course of business taken by the Purchaser, the Corporation or its Subsidiaries following the Closing. To the extent that the Corporation or a Subsidiary thereof realizes any income or gain as part of the Reorganization Plan, the Seller will not have an obligation to indemnify for any Taxes or Losses arising from such income or gain where the Corporation or such Subsidiary would not have been liable for such Taxes but for (1) a transaction undertaken pursuant to Section 4.14(b) or Section 4.3(f), (2) the making of a designation pursuant to Section 111(4) of the Income Tax Act by the Purchaser, the Corporation or a Subsidiary thereof to recognize income or gains because of the acquisition of control of the Corporation or a Subsidiary pursuant to this Agreement, or (3) the failure to claim any reasonable discretionary deductions otherwise allowable in computing income for tax purposes. Notwithstanding anything to the contrary, the Seller shall indemnify the Purchaser and, from and after the Closing, the Corporation for all Losses and Taxes for any Pre-Closing Tax Period with respect to the Corporation’s practice with respect to certain state tax returns set forth on Schedule 3.1(p) of the Seller Disclosure Letter.
     7.3. Indemnification by Purchaser.
          Subject to Section 7.7, the Purchaser agrees to indemnify and save harmless the Seller and, prior to the Closing, the Corporation from all Losses suffered or incurred by the Seller and/or, prior to the consummation of the transactions contemplated hereby, the Corporation as a result of or arising directly or indirectly out of or in connection with:
          (a) any breach by the Purchaser of, or any inaccuracy of, any representation or warranty contained in Section 3.2 (provided that the Purchaser shall not be required to indemnify or save harmless the Seller or the Corporation in respect of any breach or inaccuracy of any representation or warranty unless the Seller shall have provided notice to the Purchaser on or prior to the Applicable Limitation Date related to such representation and warranty as set out in Section 7.1 hereof); and
          (b) any breach or non-performance by the Purchaser of any covenant or agreement to be performed by it which is contained in this Agreement.
     7.4. Claims.
          As soon as is reasonably practicable after becoming aware of any event or circumstances that could give rise to a claim for indemnification or payment under this Agreement (a “Claim”), the party claiming indemnification or payment (the “Indemnified Person”) from any other party shall promptly give notice to the party or parties from whom indemnification or payment is requested (the "Indemnifying Person”) of the factual basis of the Claim briefly describing the facts giving rise to the claim and the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article 7, except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.
          Following receipt of notice from the Indemnified Person of the Claim, the Indemnifying Person shall have sixty (60) days to make such investigation of the Claim as it considers necessary or desirable. For the purpose of such investigation, the Indemnified Person shall make available to the Indemnifying Person the information relied upon by the Indemnified Person to substantiate the Claim and shall provide the Indemnifying Person with access, upon reasonable notice and during normal business hours, to its books and records, properties and personnel relating to the Claim.
          If the Claim involves an Action that is instituted against an Indemnified Party, the Corporation or any of the Corporation’s Subsidiaries by a Person other than an Indemnifying Person (a “Third Party Claim”), the provisions set forth in Section 7.5 shall be applicable.
     7.5. Third Party Claims.
          The obligations and liabilities of the parties hereunder with respect to a Third Party Claim for which an Indemnified Person is entitled to indemnification pursuant to this Article 7 shall be subject to the following terms and conditions:
          (a) The Indemnifying Person shall have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Claim and any related Actions, in its name or in the name of the Indemnified Person at the Indemnifying Person’s expense and with counsel of the Indemnifying Person’s own choosing and the Indemnified Person shall cooperate in the defense thereof. The Indemnified Person may participate in such defense with counsel of its own choosing, at its own expense. The Indemnifying Person shall not, as long as it conducts the defense of any Third Party Claim on behalf of the Indemnified Person, be liable to the Indemnified Person under this Article 7 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim incurred by the Indemnified Person in connection with the defense of such Third Party Claim.
          (b) If, however, the Indemnifying Person fails or refuses to undertake the defense of such Third Party Claim within fourteen (14) days after the notice of such Third Party Claim has been given to the Indemnifying Person by the Indemnified Person (or, if later, fourteen (14) days after an Action is brought by the third party making the Third Party Claim) or if the Indemnifying Person later withdraws from such defense, the Indemnified Person shall have the right (subject to the right of the Indemnifying Person to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof) to undertake the defense of such claim with counsel of its own choosing, with the Indemnifying Person responsible for the reasonable costs and expenses of such defense. No settlement of, or payment in respect of, any Third Party Claim involving potential liability of the Indemnifying Person under this Article 7 shall be made by or on behalf of the Indemnified Person without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed.
     7.6. Subrogation.
          Upon payment in full of any Claim or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnifying Person shall be subrogated to the extent of such payment to the rights of the Indemnified Person against any Person with respect to the subject matter of such Claim or Third Party Claim. The Indemnified Person shall assign or otherwise cooperate with the Indemnifying Person, at the cost and expense of the Indemnifying

Person, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.
     7.7. Minimum Indemnification Threshold and Limits.
          (a) The Seller shall not be obligated to indemnify or pay the Purchaser pursuant to Section 7.2(a) hereof unless and until the aggregate amount of the Losses incurred or sustained by the Purchaser relating to, or arising out of or in connection with, the matters set forth in Section 7.2(a) exceeds an amount equal to one percent (1%) of the Purchase Price (the “Minimum Indemnification Threshold”) in which case the Seller shall have an indemnification and payment obligation for all such amounts that exceed the Minimum Indemnification Threshold; provided that the Seller shall not be liable to the Purchaser for any Losses relating to a single claim (or group of claims relating to the same matter) under Section 7.2(a) not exceeding $1,000,000 (the “Basket Amount”) (and, for greater certainty, any single claim or group of claims not exceeding the Basket Amount shall not be considered in determining whether the Minimum Indemnification Threshold has been attained); and provided, further, that in no event shall the Seller’s maximum aggregate indemnification and payment liability for all Losses under Section 7.2(a) exceed an amount equal to ten percent (10%) of the Purchase Price (the “Cap”).
          (b) Neither the Minimum Indemnification Threshold, the Basket Amount nor the Cap set forth in subsection 7.7(a) shall apply to indemnification of, or payment to, the Purchaser for or with respect to knowing or wilful breaches of the representations and warranties of the Seller contained in this Agreement or breaches of the representations and warranties set forth in subsection 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e) or 3.1(p).
          (c) The Purchaser shall not be obligated to indemnify the Seller or the Corporation pursuant to Section 7.3(a) hereof unless and until the aggregate amount of all Losses incurred or sustained by the Seller relating to, or arising out of or in connection with, the matters set forth in Section 7.3(a) exceeds the Minimum Indemnification Threshold, in which case the Purchaser shall have an indemnification and payment obligation for all such amounts that exceed the Minimum Indemnification Threshold; provided that the Purchaser shall not be liable to the Seller or the Corporation for any Losses incurred or sustained by such party relating to a single claim (or group of claims relating to the same matter) under Section 7.3(a) not exceeding the Basket Amount (and, for greater certainty, any single claim or group of claims not exceeding the Basket Amount shall not be considered in determining whether the Minimum Indemnification Threshold has been attained); and provided, further, that in no event shall the Purchaser’s maximum aggregate indemnification liability for all Losses incurred or sustained by the Seller or the Corporation relating to claims for breach under Section 7.3(a) exceed an amount equal to the Cap.
          (d) The Minimum Indemnification Threshold, the Basket Amount and the Cap set forth in subsection 7.7(c) shall not apply to indemnification of, or payment to, the Seller for or with respect to knowing or wilful breaches of the representations and warranties of the Purchaser contained in this Agreement or breaches of the representations and warranties set forth in subsection 3.2(a), 3.2(b), 3.2(g), 3.2(i) and 3.2(j).

     7.8. Net Losses.
          Any indemnification pursuant to this Article 7 shall be net of:
          (a) any actual federal, provincial or state income tax benefit, specifically arising from the facts and circumstances giving rise to the Loss and actually realized by the Indemnified Person (or any of its Affiliates) (i) by a reduction in Taxes payable, or (ii) by the receipt of a refund of Taxes by the Indemnified Person (or such Affiliates) (which, in the case of the Purchaser shall include the Corporation) but also taking into account any Taxes payable by the Indemnified Person with respect to the indemnification payment so that the Indemnified Person, on an after-tax basis, shall be placed in the same position as though the facts and circumstances giving rise to the Loss had never occurred or existed; and
          (b) any insurance proceeds received by the Indemnified Person (or its Affiliates) (which, in the case of the Purchaser includes the Corporation), with respect to the Loss.
          The Indemnified Person shall treat the Loss in a good faith manner that causes any federal, provincial, state or other income tax benefit to apply in the earliest year reasonably permissible.
     7.9. Miscellaneous.
          (a) The Seller and the Purchaser shall each be responsible, as an Indemnified Person, for taking or causing to be taken all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to Losses that may be indemnifiable under this Article 7.
          (b) No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of either party hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
          (c) The Seller shall be deemed not to have breached any representation or warranty, contained herein as of the Closing Date if the Seller or the Corporation shall have delivered to the Purchaser a relevant update to its written disclosure (if any) relating to such representation or warranty in accordance with subsection 5.1(e).
     7.10. Exclusive Remedy After Closing Date.
          All claims after the Closing for breaches of any representations or warranties in this Agreement or any breach of covenant or other provision of this Agreement (other than a claim for specific performance or injunctive relief) shall be made exclusively under and in accordance with this Article 7.

ARTICLE 8.
MISCELLANEOUS AND GENERAL
     8.1. Payment of Expenses.
          Whether or not the transactions contemplated by this Agreement shall have been consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that, for the avoidance of doubt, the Seller shall be responsible for any and all such expenses incurred by the Corporation or any of its Subsidiaries as of immediately prior to the Closing and any other expenses otherwise incurred by the Corporation or any of its Subsidiaries in connection with the process of selling the Corporation in the manner provided for in subsection 2.1(c) or otherwise.
     8.2. Modification or Amendment.
          The Seller and the Purchaser may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of such parties. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by the Seller and the Purchaser. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.
     8.3. Further Assurances.
          Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing, it will execute and deliver all such documents including all such additional conveyances, transfers, consents and other assurances, and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or any of the respective obligations intended to be created hereby or thereby.
     8.4. Counterparts.
          For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     8.5. Governing Law.
          This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable therein. Any suit, action or proceeding against any party or any of its assets arising out of or relating to this Agreement may be brought in a competent court of the Province of Ontario located in the City of Toronto, and each party hereby irrevocably and unconditionally attorns and submits to the non-exclusive jurisdiction of such court over the subject matter of any such suit, action or proceeding. Each party irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such suit, action or proceeding in any such court including any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter.
     8.6. Time of Essence.
          Time shall be of the essence in this Agreement.
     8.7. Notices.
          Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand, courier (with a copy sent by facsimile), by facsimile or other means of electronic communication (with a copy sent by courier) or by delivery as hereafter provided. Any such notice or other communication, if sent by courier or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the confirmation of receipt, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this Section. Notices and other communications shall be addressed as follows or to such other address as the parties shall notify each other in writing from time to time:
          if to the Purchaser:
4363213 Canada Inc.
c/o McCarthy Tétrault
66 Wellington Street
Toronto, M5K 1E6
Attention: President (c/o Robert Forbes)
Facsimile: (416) 868-0673
          with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Bruce R. Kraus
Telephone: (212) 728-8237
Facsimile: (212) 728-9237

and
McCarthy Tétrault
66 Wellington Street
Toronto, M5K 1E6
Attention: Robert Forbes
Telephone: (416) 601-8267
Facsimile: (416) 868-0673
          if to the Seller:
BCE Inc.
1000 de La Gauchetière Street West
Suite 3700
Montréal, Québec H3B 4Y7
Attention: Chief Legal Officer
Telephone: (514) 870-4637
Facsimile: (514) 870-4877
          if to the Corporation:
Telesat Canada
1601 Telesat Court
Gloucester, Ontario
K1P 5P4
Attention: Vice-President Law
Telephone: (613) 748 8700
Facsimile: (613) 748 8784
     8.8. Severability.
          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     8.9. Entire Agreement.
          Except as agreed to in writing on or after the date hereof, this Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
     8.10. Assignment.
          No party may transfer or assign any of its rights or obligations hereunder without the express written consent of each other party hereto, and any such attempted transfer in violation of this Section 8.10 shall be null and void, provided, however, that the Purchaser may, without the prior written consent of the other parties hereto, (a) assign this Agreement and all of its rights hereunder to its lenders and debt providers (or any administrative or collateral agent therefore) for collateral security purposes for any financing related to the transactions contemplated hereby (including, without limitation, the Financing), and (b) assign this Agreement and all of its rights and obligations hereunder to any of its wholly owned Subsidiaries; provided that, notwithstanding any such assignment described in the immediately preceding clauses (a) and (b), the Purchaser shall remain liable to perform all of its obligations hereunder. Notwithstanding the foregoing, the amalgamation, merger or other combination of the Seller with Bell Canada or any other Person in connection with the contemplated transaction involving the conversion of the Seller into an income trust shall not be considered a transfer or an agreement by the Seller requiring any consent from any other party hereunder.
     8.11. Parties in Interest.
          This Agreement shall be binding upon and enure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     8.12. Successors.
          This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors. Without limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, any Person resulting from the amalgamation, merger or other combination of the Seller with any other Person, including Bell Canada, in connection with the contemplated conversion of the Seller into an income trust, shall be considered a successor to, and a permitted transferee and assign of, the Seller.
[signatures on following page]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

4363213 CANADA INC.
By	/s/ Richard P. Mastoloni
	Name:	Richard P. Mastoloni
	Title:	President

By	/s/ Derek Murphy
	Name:	Derek Murphy
	Title:	Secretary

BCE INC.
By	/s/ Michael J. Sabia
	Name:	Michael J. Sabia
	Title:	President and Chief Executive Officer

TELESAT CANADA
By	/s/ Michael J. Sabia
	Name:	Michael J. Sabia
	Title:	Authorized Signatory